Exhibit 10.29
STANDARD INDUSTRIAL LEASE
CENTER NAME:
Parkway Centre One
LANDLORD:
Crest Partners-Poway One Danielson, LLC, a California limited liability company
TENANT:
NEXUS Biosystems, Inc., a Delaware corporation

STANDARD INDUSTRIAL LEASE
     This STANDARD INDUSTRIAL LEASE (“Lease”), dated for reference purposes only May 31, 2010, is entered into by and between Crest Partners-Poway One Danielson, LLC, a California limited liability company (“Landlord”), and NEXUS Biosystems, Inc., a Delaware corporation (“Tenant”).
1. BASIC LEASE TERMS.
     The basic terms of the Lease set forth in this Article 1 shall be read in conjunction with the other Articles of this Lease, which define and explain the basic terms.
1.1	Address for Notice (see Section 24.19):
Landlord:	11750 Sorrento Valley Road, Suite 209 San Diego, California 92121 Attention: Parkway Centre One Property Management
Tenant:	At the Premises
1.2	Description of Premises:
Center Name:	Parkway Centre One

Building:	14100 Danielson Street Poway, CA 92604
Premises:	The “Premises” shall consist of approximately 67,594 rentable square feet in the western portion of the Building, as more particularly depicted in Exhibit “A” attached hereto and incorporated herein by this reference. The Premises will be separated from the eastern portion of the Building by a demising wall. Landlord shall keep the existing demising wall in the back area of the Building and shall construct the remaining portion of the demising wall, at its sole expense, at the location shown in Exhibit “A-1” attached hereto and incorporated herein by this reference.
Rentable Square Footage of Premises (see Exhibit “A”): 67,594. Rentable Square Footage of Building: 126,720.
1.3	Commencement Date: August 1, 2010.
       1.4 Lease Term (see Article 3): Beginning on the Commencement Date and continuing for approximately five (5) years and zero (0) months thereafter, through July 31, 2015 (the “Expiration Date”).
1.5	Minimum Monthly Rent: See Section 25 of the Addendum.

1.6	Security Deposit: $87,872.20 (see Article 5).

1.7	Tenant’s Pro Rata Share: 53.34%.
       1.8 Permitted Use (see Article 11): General office, manufacturing and R&D uses, and for no other use, except as provided in Section 11.1 of this Lease. Tenant’s use of the Premises shall comply with all applicable laws and zoning requirements, as required under the terms and conditions of this Lease.
1.9	Tenant’s Guarantor (If none, so state): None.
       1.10 Tenant’s Parking Spaces (Unassigned) (see Section 11.6): Tenant shall be entitled to 3 spaces per 1000 Rentable Square Feet leased on a non-exclusive/non-reserved basis. Tenant’s employees shall endeavor to park in the western half of the property when possible.
1.11	Landlord’s Broker (If none, so state): Colliers International.

Tenant’s Broker (If none, so state): Bonnie Kuenstler.
       1.12 Additional Provisions: The following additional provisions are attached to and made a part of this Lease (if none, so state): Addendum to Standard Industrial Lease.
1.13	Exhibits: The following Exhibits are attached to and made a part of this Lease:

Exhibit “A” Exhibit “A-1” Exhibit “B” Exhibit “C”	- - - -	Proposed Site/Floor Plan of Premises Demising Wall Rules and Regulations Sign Criteria
2. LEASE OF PREMISES
     Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described in Section 1.2, which Premises are indicated on the site/floor plan attached as Exhibit “A”. The Premises are part of the office or industrial center identified in Section 1.2 (the “Center”). The approximate Rentable Square Footage identified in Section 1.2 is a measurement of the leaseable floor area of the Premises, as determined by Landlord and applied on a consistent basis

STANDARD INDUSTRIAL LEASE
TABLE OF CONTENTS

1. BASIC LEASE TERMS	1

1.1 Address for Notice	1
1.2 Description of Premises	1
1.3 Commencement Date	1
1.4 Lease Term	1
1.5 Minimum Monthly Rent	1
1.6 Security Deposit	1
1.7 Tenant’s Pro Rata Share of Utilities	1
1.8 Permitted Use	1
1.9 Tenant’s Guarantor	1
1.10 Tenant’s Parking Spaces	1
1.11 Landlord’s Broker/Tenant’s Broker	1
1.12 Additional Provisions	1
1.13 Exhibits	1

2. LEASE OF PREMISES	1

3. LEASE TERM	2

3.1 Commencement	2
3.2 Delay in Commencement	2
3.3 Early Occupancy	2

4. RENT	2

4.1 Minimum Monthly Rent	2
4.2 Lease Year	2
4.3 Additional Rent	2
4.4 Impounds	2
4.5 Payment by EFT or ACH	2

5. SECURITY DEPOSIT	2

6. COMMON FACILITIES	3

7. MAINTENANCE AND REPAIRS	3

7.1 Tenant’s Obligations	3
7.2 Landlord’s Obligations	3
7.3 Performance By Landlord	4

8. REAL PROPERTY TAXES	4

8.1 Payment of Real Property Taxes	4
8.2 Personal Property Taxes	4

9. INSURANCE	4

9.1 Landlord’s Insurance	4
9.2 Tenant’s Insurance	4
9.3 Payment of Insurance Costs	4
9.4 Waiver of Subrogation	4
9.5 Tenant’s Use Not to Increase Premium	5

10. UTILITIES	5

10.1 Payment of Utilities by Tenant	5
10.2 Pro Rata Share of Utilities	5
10.3 Janitorial Service to the Premises	5

11. USE	5

11.1 Permitted Use	5
11.2 Compliance with Legal Requirements	5
11.3 Waste, Quiet Conduct	5
11.4 Rules and Regulations	5
11.5 Signs	6
11.6 Parking	6
11.7 Entry by Landlord	6

12. ACCEPTANCE OF PREMISES; NONLIABILITY OF LANDLORD; DISCLAIMER	6

12.1 Acceptance of Premises	6
12.2 Landlord’s Exemption From Liability	6
12.3 No Warranties or Representations	6
12.4 Keys	7

13. INDEMNIFICATION	7

14. HAZARDOUS MATERIALS	7

14.1 Definitions	7
14.2 Use of Hazardous Materials	7
14.3 Compliance With Laws; Handling Hazardous Materials	8
14.4 Notice; Reporting; Notice Under Health and Safety Code Section 25359.7	8
14.5 Indemnity	8
14.6 Entry and Inspection; Cure	8
14.7 Termination; Expiration	8
14.8 Exit Assessment	8
14.9 Event of Default	9

16. ALTERATIONS: LIENS	9

15.1 Alterations by Tenant	9
15.2 Permits & Governmental Requirements	9
15.3 Liens	9
15.4 Remodel	9

16. DAMAGE AND DESTRUCTION	9

16.1 Partial Damage	9
16.2 Total Destruction	9
16.3 Partial Destruction of Center or Building	9
16.4 Insurance Deductible	9
16.5 Damage Near End of Term	9
16.6 Landlord’s Termination Notice; Effective Date; Relocation	10
16.7 Rent Abatement	10
16.8 Tenant’s Obligations	10
16.9 Waiver of Inconsistent Statutes	10

17. CONDEMNATION	10

17.1 Effect on Lease	10
17.2 Condemnation Award	10
17.3 Waiver of Inconsistent Statutes	10

18. ASSIGNMENT AND SUBLETTING	10

18.1 Landlord’s Consent Required	10
18.2 Landlord’s Election	10
18.3 Costs; Transfer Fee	11
18.4 Assumption; No Release of Tenant	11
18.5 No Merger	11
18.6 Reasonable Restriction	11

19. SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE	11

19.1 Subordination	11
19.2 Attornment	11
19.3 Estoppel Certificates	11

20. SURRENDER OF PREMISES	11

20.1 Condition of Premises	11
20.2 Removal of Certain Alterations, Fixtures and Equipment Prohibited	11
20.3 Holding Over	12

21. DEFAULT BY TENANT	12

22. REMEDIES	12

22.1 Termination of Lease	12
22.2 Continuation of Lease	12
22.3 Performance by Landlord	13
22.4 Late Charge; Interest on Overdue Payments	13
22.5 Landlord’s Right to Require Advance Payment of Rent; Cashier’s Checks	13

23. DEFAULT BY LANDLORD	13

23.1 Notice to Landlord	13
23.2 Notice to Mortgagees	13
23.3 Limitation on Remedies Against Landlord	13

24. GENERAL PROVISIONS	13
24.1 Action or Defense by Tenant	13
24.2 Arbitration and Mediation; Waiver Of Jury Trial	14
24.3 Attorneys’ Fees	14
24.4 Authority of Tenant	14
24.5 Binding Effect; Parties Benefited	14
24.6 Brokers	14
24.7 Construction	14
24.8 Counterparts	14
24.9 Covenants and Conditions	14
24.10 Entire Agreement	14
24.11 Exhibits	14
24.12 Financial Statements	14
24.13 Force Majeure	14
24.14 Governing Law	14
24.15 Joint and Several Liability	14
24.16 Modification	14
24.17 Modification for Lender	14
24.18 Nondiscrimination	14
24.19 Notice	15
24.20 Partial Invalidity	15
24.21 Quiet Enjoyment	15
24.22 Recording; Non-Disclosure	15
24.23 Relationship of the Parties	15
24.24 Relocation of Tenant	15
24.25 Rights of Redemption Waived	15
24.26 Time of the Essence	15
24.27 Transfer of Landlord’s Interest	15
24.28 Waiver	15
Exhibit “A” — Site/Floor Plan of Premises/Description of Center
Exhibit “A-1” — Demising Wall
Exhibit “B” — Rules & Regulations
Exhibit “C” — Sign Criteria
Addendum to Standard Industrial Lease

ii

throughout the Center. As used herein, the term “Building” means the building of which the Premises are a part; if the Premises encompass the entire Building, then the terms “Premises” and “Building” shall have the same meanings.
3. LEASE TERM
     3.1 Commencement. The term of this Lease (the “Lease Term”) shall commence on the Commencement Date stated in Section 1.3 and shall continue for the period stated in Section 1.4, unless sooner terminated pursuant to any provision of this Lease. In the event that the Commencement Date does not fall on the first day of the calendar month, the Lease Term shall be subject to a pro rata adjustment in accordance with Sections 4.1 and 4.2, below.
     3.2 Delay In Commencement. If Landlord cannot deliver possession of the Premises to Tenant on the Commencement Date specified in Section 1.3 for any reason, Landlord shall not be subject to any liability therefor. Such nondelivery shall not affect the validity of this Lease nor the obligations of Tenant hereunder. However: (a) Tenant shall not be obligated to pay rent until possession of the Premises is delivered to Tenant, (b) if possession of the Premises is not delivered to Tenant within thirty (30) days of the Commencement Date, the last day of the Lease Term shall be extended by the total number of days that possession is so delayed, plus the minimum number of additional days necessary to make the Expiration Date the last day of a calendar month, and (c) if Landlord has not delivered possession of the Premises within ninety (90) days after the Commencement Date, Tenant may elect to terminate this Lease by delivering written notice to Landlord within ten (10) days thereafter, in which event the parties shall be discharged from all further obligations hereunder.
     3.3 Early Occupancy. Tenant shall be entitled to use the Premises prior to the Commencement Date for storage purposes and to set up its machinery and personal property (see Addendum). Such occupancy by Tenant prior to the Commencement Date shall be subject to all terms and conditions of this Lease, except as otherwise provided in Section 26.2 of the Addendum. In no event shall Tenant’s early occupancy advance the Expiration Date.
4. RENT
     4.1 Minimum Monthly Rent. Tenant shall pay minimum monthly rent (“Minimum Monthly Rent”) in the initial amount stated in Section 1.5. The Minimum Monthly Rent shall be increased as set forth in Section 1.5 and/or elsewhere in this Lease. Tenant shall pay the Minimum Monthly Rent on or before the first day of each calendar month, in advance, at the office of Landlord or at such other place designated by Landlord, without deduction, offset or prior demand. If the Commencement Date is not the first day of a calendar month, the rent for the partial month at the beginning of the Lease Term shall be prorated on a per diem basis and shall be due on the first day of such partial month. Upon execution of this Lease, Tenant shall pay the Security Deposit in its entirety (see Section 5). On or before the Commencement Date, Tenant shall pay the aggregate of the first month’s Minimum Monthly Rent and the first month’s Monthly Impound Payment, if any (see Section 4.4).
     4.2 Lease Year. As used in this Lease, the term “Lease Year” means (i) the first period of twelve (12) full calendar months following the Commencement Date (including, if the Commencement Date is not the first day of a calendar month, the period between the Commencement Date and the next first day of the month), (ii) each period of twelve (12) full calendar months thereafter, and (iii) any remaining period at the end of the Lease Term of less than twelve (12) full calendar months.
     4.3 Additional Rent. All charges payable by Tenant in addition to Minimum Monthly Rent shall constitute “Additional Rent.” All Minimum Monthly Rent, Additional Rent, and all other charges and monetary amounts due Landlord from Tenant under this Lease or otherwise shall constitute “rent.” Unless this Lease provides otherwise, all Additional Rent shall be paid by Tenant, without limitation or offset, within fifteen (15) days after Tenant’s receipt of a statement from Landlord. Additional Rent includes, without limitation, Operating Costs (see Article 6), Maintenance and Repairs (see Article 7), Real Property Taxes (see Article 8), insurance costs (see Article 9), Utilities (see Article 10), and reasonable attorneys’ fees and costs (see Section 24.3). Unless expressly provided to the contrary, if any Minimum Monthly Rent is abated or waived pursuant to another specific term of this Lease or in any separate agreement, it is understood that such abatement or waiver shall apply only to the Minimum Monthly Rent, and Tenant shall be obligated to pay all Additional Rent and other charges (including the applicable impounds thereof) during such periods of abatement or waiver of Minimum Monthly Rent. Minimum Monthly Rent, Additional Rent, and all other charges and monetary amounts due Landlord from Tenant hereunder shall constitute “rent.”
     4.4 Impounds. Landlord shall have the right, but not the obligation, to collect and impound, in advance, any or all Additional Rent based upon Landlord’s reasonable estimate of Tenant’s future liability for such amounts under this Lease if Tenant has been late in the payment of any Additional Rent more than one (1) time in any twelve (12) month period. Landlord shall initially establish the monthly amount of such impound (“Monthly Impound Payments”), based upon its estimate of one-twelfth of Tenant’s annual liability therefor. Landlord shall have the right at any time to adjust the amount of the Monthly Impound Payment upon notice to Tenant. The Monthly Impound Payment shall be due and payable on the first day of each month throughout the Lease Term. Any failure to pay the Monthly Impound Payment when due shall be considered a failure to pay rent when due under Section 21 and other relevant provisions of this Lease, and shall entitle Landlord to exercise any or all of its remedies available for the failure to pay rent. Upon the occurrence of any Event of Default by Tenant hereunder, Landlord shall have the right to apply all unapplied amounts of Monthly Impound Payments to Tenant’s default. Within ninety (90) days after the end of each calendar year, Landlord shall deliver to Tenant an accounting of Tenant’s actual share of Additional Rent and the estimated amounts previously paid by Tenant. Any overpayment by Tenant shall be credited against next Monthly Impound Payments due hereunder, or, if the Term has expired, shall be remitted to Tenant within fifteen (15) days. Tenant shall pay the amount of any underpayment within fifteen (15) days after receipt of the accounting. Tenant acknowledges that the Monthly Impound Payments are estimates only and not a representation of the amount of Tenant’s ultimate liability for Additional Rent. Tenant’s share of Operating Costs, Real Property Taxes, and insurance charges are currently $0.19 per Rentable Square Foot, per month, which estimate includes a cap on Real Property Taxes. During the first Lease Year, the Real Property Taxes will be capped at $.13 per Rentable Square Foot, per month. After the first Lease Year, the Real Property Taxes shall be subject to a maximum annual increase of five percent (5%). In the event that the Building sells or there are any new taxes and/or new assessments, such amounts would not be included as part of the cap. In addition, there shall be no cap on the Real Property Taxes in the event that Tenant exercises its Option to Extend per Section 29 of the Addendum.
     4.5 Payment by EFT or ACH. If Tenant has been late in the payment of any Minimum Monthly Rent more than one (1) time in any twelve (12) month period, then at Landlord’s election, and upon at least thirty (30) days’ notice to Tenant, Landlord may require that all payments of Minimum Monthly Rent, Additional Rent and other amounts due hereunder be made in immediately available funds or by wire transfer by electronic fund transfer through the Automated Clearing House network or any similar system designated by Landlord (“ACH”). Such payments shall be initiated by Tenant or Landlord, at Landlord’s election, to an account designated from time to time by Landlord at an ACH member bank for settlement not later than 12:00 o’clock noon, San Diego, California time, on the dates such sums or payments are respectively due. Any payment received after such time shall be deemed to have been made after the due date.
5. SECURITY DEPOSIT
     Upon execution of this Lease, Tenant shall deposit with Landlord the amount specified in Section 1.6 (the “Security Deposit”), to be held by Landlord, without liability for interest, as security for Tenant’s performance of its obligations under this Lease. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Landlord may apply all or a part of the Security Deposit to any unpaid rent (including unpaid Additional Rent or Monthly Impound Payments) or other monetary payments due from Tenant or to cure any other default of Tenant hereunder and to compensate Landlord for all damage and expense sustained as a result of such default. If all or any portion of the Security Deposit is so applied, Tenant shall deposit cash sufficient to restore the Security Deposit to its original amount within fifteen (15) days after receipt of Landlord’s written demand. If Tenant fully and faithfully performs each of its obligations under this Lease, the Security Deposit or any balance thereof shall be returned to Tenant within thirty (30) days of the later of the expiration or earlier termination of this Lease or the vacation of the Premises by Tenant. At Landlord’s request, Tenant shall accompany Landlord or Landlord’s representative on a “walk-through” of the Premises prior to Landlord’s return of the Security Deposit.
6. OPERATING COSTS
     6.1 Payment of Operating Costs by Tenant. Tenant shall pay its pro rata share of Operating Costs for the Center, as defined herein. Tenant’s pro rata share is set forth in Section 1.7 and shall be recomputed by Landlord on a monthly or other periodic basis selected by Landlord if the percentage of Rentable Square Footage of the Center occupied by Tenant changes during the term of this Lease. Tenant shall pay the amount of such increased pro rata share to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.5, within fifteen (15) days after receipt of a statement from Landlord.
     6.2 Pro Rata Share of Operating Costs. Tenant’s pro rata share of Operating Costs shall be the ratio of the Rentable Square Footage of the Premises (identified in Section 1.2) to the total Rentable Square Footage of the Center, as determined by Landlord from time to time. Changes in Rentable Square Footage shall be effective on the first day of the first calendar month following the change. Tenant’s share of Real Property Taxes, insurance costs and other components of Additional Rent shall be computed on the same basis as Tenant’s Pro Rata Share of Operating Costs, unless Landlord determines and Tenant consents, which consent shall not be unreasonably withheld, that some other basis would be equitable.
     6.3 Operating Costs. “Operating Costs” includes all costs of operating, managing, repairing and maintaining the Common Facilities, including without limitation: gardening and landscaping; the cost of public liability and property damage insurance; Real Property Taxes, as defined in Section 8.2 but applicable to the Common Facilities; utilities; line painting and parking lot repairs; roof repairs; lighting; trash and refuse removal; supplies; equipment; exterior painting; capital improvements (including without limitation the costs of roof, parking lot and underground utilities replacements), which expenses shall be amortized by Landlord over the useful life of the item, provided however that, at Landlord’s discretion, replacement costs of the heating and air conditioning system shall not be amortized, but shall be passed through to Tenant based upon its unamortized pro rata share; the costs of altering, improving, renovating, upgrading or retrofitting any portion of the Common Facilities to comply with all laws, regulations and governmental requirements applicable to the Center (including without limitation those related to disabled persons, hazardous materials, lighting upgrades, sprinkler and energy saving retrofits); the costs of renovating or remodeling from time to time for the benefit of all tenants in the Center; security service; property management costs and administrative fees not to exceed 4% of the gross rental income of the Center; bookkeeping services; labor; and the cost of personnel to implement such services. In lieu of including the entire amount of any such expense in Operating Costs in any one period, Landlord, at its election, may spread the inclusion of, or may amortize, any such expenses, or a reasonable reserve for anticipated expenses, in Operating Costs over such multiple periods as Landlord shall determine. Operating Costs shall not include any of the items set forth in Section 31 of the Addendum.
     6.4 Common Facilities. “Common Facilities” means all areas, facilities, utilities, equipment and services provided by Landlord for the common use or benefit of the occupants of the Center and their employees, agents, customers and other invitees, including without limitation, if the same exist; building lobbies, common corridors and hallways, restrooms, pedestrian walkways, driveways and access roads, access facilities for disabled persons (including elevators), truck serviceways, loading docks, garages, driveways, parking lots, landscaped areas, stairways, elevators, retaining walls, all areas required to be maintained under the conditions of governmental approvals for the Center, and other generally understood public or common areas. All Common Facilities shall at all times be subject to the exclusive control and management of Landlord. Landlord reserves the right to relocate, alter, improve, or adjust the size and location of any Common Facilities from time to time without liability to Tenant so long as Tenant retains reasonable ingress and egress to the Premises and the parking areas. Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the Common Facilities. Landlord shall have the right to construct, maintain and operate lighting facilities on the Common Facilities; to police the same; from time to time to change the area, level, location and arrangement of parking areas and other facilities; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to close all or any portion of the Common Facilities to such extent; to close temporarily all or any portion of the Common Facilities for any reason, including for the purpose of preventing a dedication thereof or the accrual of any rights to any person or the public therein; and to do and perform such other acts in and to the Common Facilities which Landlord shall determine, using good business judgment, to be advisable to improve the convenience and use thereof by tenants, their officers, agents, employees and customers so long as Tenant retains reasonable ingress and egress to the Premises and the parking areas. Subject to the foregoing, all Common Facilities not within the Premises, which Tenant may use under a revocable license, on a nonexclusive basis in common with other tenants, and if any such license is revoked, or if the amount of such areas is diminished, Landlord shall not be subject to any liability and Tenant shall not be entitled to any compensation or abatement of rent, nor shall such revocation or diminution be deemed constructive or actual eviction.
7. MAINTENANCE AND REPAIRS.
     7.1 Tenant’s Obligations. Except as provided in Section 7.2, Tenant shall keep the Premises in good order, condition and repair during the Lease Term, including without limitation: all nonstructural, interior, exterior, and landscaped areas; all heating, ventilation and air conditioning systems and equipment; all glass, glazing, windows, window moldings, partitions, doors and door hardware; all interior painting; all fixtures and appurtenances in the Premises or exclusively serving the Premises including electrical, lighting and plumbing fixtures; and all other portions of the Premises seen or unseen. Tenant shall promptly replace at its sole cost and expense any of the systems, equipment and other portions of the Premises for which it is responsible hereunder during the Lease Term if and when necessary, regardless of whether the benefit of such replacement extends beyond the Lease Term. It is the intention of Landlord and Tenant that Tenant shall maintain the Premises, at all times during the Lease Term, in an attractive, first-class and fully operative condition, at Tenant’s expense. If any heating and air conditioning system or equipment exclusively serves the Premises, Tenant shall additionally obtain and keep in force a preventive maintenance contract providing for the regular (at least quarterly) inspection and maintenance of the heating and air conditioning system (including leaks around ducts, pipes, vents, and other parts of the air conditioning) by a reputable licensed heating and air conditioning contractor acceptable to Landlord. Prior to April 1 of each calendar year, Tenant shall deliver Landlord written confirmation from such contractor verifying that such a contract has been entered into and that the required service will be provided. Notwithstanding the foregoing, Landlord shall have the right, upon written notice to Tenant, to undertake the responsibility for preventive maintenance and repair of the heating and air conditioning system, at Tenant’s sole cost and expense.
     7.2 Landlord’s Obligations. Landlord shall repair and maintain the Common Facilities, and the roof, the foundations and structural portions of the Premises and any building of which the Premises are a part. Provided, however, that Tenant shall pay the (a) the full amount of any maintenance and repairs necessitated by any act, omission, conductor activity of, or breach of this lease by, Tenant or any of Tenant’s officers, agents, customers or invitees (plus ten percent (10%) of the cost thereof for Landlord’s overhead); and (b) any maintenance and repairs necessitated by breaking and entering of the Premises. Tenant shall pay its share of such maintenance and repair costs incurred by Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.4, within fifteen (15) days after receipt of a statement from Landlord. There shall be no abatement of rent, and no liability of Landlord, by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, or improvements to any portion of the Premises or the Center so long as Landlord has taken reasonable steps to minimize the interference with Tenant’s business. Except as provided in Article 16 (Damage and Destruction) and Article 17 (Condemnation), Landlord shall have absolutely no other responsibility to repair, maintain or replace any portion of the Premises at any time. Tenant waives the right to make repairs at Landlord’s expense under California Civil Code Section 1942, or under any other law, statute or ordinance now or hereafter In effect. Landlord’s obligations under this Section are not intended to alter or modify in any way the provisions of Article 12.
     7.3 Performance By Landlord. If Tenant refuses or neglects to perform its maintenance obligations hereunder to the reasonable satisfaction of Landlord, Landlord shall have the right (but not the obligation), upon three (3) days’ prior written notice to Tenant, to enter the Premises and perform such repairs and maintenance on behalf of Tenant. Landlord shall also have the right (but not the obligation), without prior notice to Tenant, to correct or remove any dangerous or hazardous condition, to repair the heating, ventilation, air conditioning or plumbing systems, to correct, repair or bring into legal compliance any fire or other life safety systems of the Premises, and to repair or replace any broken glass or glazing, if Tenant fails to correct or repair the same within twenty-four (24) hours after the need arises. Landlord shall not be liable to Tenant for any loss or damage to Tenant’s merchandise, fixtures, or other property or to Tenant’s business in connection with Landlord’s performance hereunder, and Tenant shall pay Landlord’s costs plus ten percent (10%) of such amount for overhead, upon presentation of a statement therefor, as Additional Rent. Tenant shall also pay interest at the rate provided in Section 22.4 from the date of completion of repairs by Landlord to the date paid by Tenant.
8. REAL PROPERTY TAXES
     8.1 Payment of Real Property Taxes by Tenant. Tenant shall pay ail Real Property Taxes applicable to the Premises during the Lease Term. If the Premises are not separately assessed, a share of the tax bill that includes the Premises shall be allocated to the Tenant, Such share shall be equitably determined by Landlord based upon the Rentable Square Footage of the Premises compared to the total Rentable Square Footage covered by the tax bill, the respective valuations assigned in the assessor’s worksheet, or other reasonably available information. Tenant shall pay its share of Real Property Taxes to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.5, within fifteen (15) days after receipt of a statement from Landlord.
     8.2 Real Property Taxes Defined. “Real Property Taxes” means all taxes, assessments, levies, fees and other governmental charges levied on or attributable to the Premises or any part thereof, including without limitation: (a) real property taxes and assessments levied with respect to all or a portion of the Premises, (b) assessments, charges and fees charged by governmental agencies or districts for services or facilities provided to the Premises, (c) transfer, transaction, rental, gross receipts, license or similar taxes or charges measured by rent received by Landlord, excluding any federal or state income, franchise, estate or inheritance taxes of Landlord, (d) taxes based upon a reassessment of the Premises due to a transfer or change of ownership, and (e) any assessment, charge or fee that is a substitute in whole or in part for any tax now or previously included within the definition of Real Property Taxes. If Landlord elects to contest an assessment of any Real Property Taxes, Landlord shall have the right to recover its actual costs of such contest (including attorneys’ fees and costs) as part of Real Property Taxes, but only to the extent such contest has resulted in a reduction of Real Property Taxes. Tenant shall not be entitled to the benefit of any reduction, refund, rebate or credit accruing or payable to Landlord for any period prior to the commencement of or after the expiration or other termination of the Lease Term.
     8.3 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall attempt to have such personal property taxed separately from the Premises. If any such taxes on Tenant’s personal property are levied against Landlord or the Premises, or if the assessed value of the Premises is increased by inclusion of a value placed upon such personal property of Tenant, then: (a) Landlord, after written notice to Tenant, shall have the right to pay the taxes levied against Landlord, or the taxes based upon such increased valuation, but under protest if so requested by Tenant in writing, and (b) Tenant shall pay to Landlord the taxes levied against Landlord, or the taxes resulting from such increased valuation, within fifteen (15) days after Tenant’s receipt of a written statement from Landlord.
9. INSURANCE
     9.1 All Risk Coverage. During the Lease Term, Landlord shall maintain insurance covering loss or damage to the Premises (excluding Tenant’s Alterations, fixtures, equipment and personal property), insuring against any or all risks of physical loss (and including, at Landlord’s option, flood and earthquake coverage), at full replacement cost. Said insurance shall provide for payment of loss thereunder to Landlord or to the holder of a first mortgage or deed of trust on the Premises. Landlord may also maintain during the Lease Term a policy of rental income insurance covering a period of one (1) year, with loss payable to Landlord.
     9.2 Tenant’s Personal Property and Fixtures. Tenant shall at all times, at Tenant’s sole cost and expense, maintain insurance against any or all risks of physical loss in an amount adequate to cover the cost of replacement of all of Tenant’s Alterations, trade fixtures, equipment and personal property. Such policy shall be issued by an insurance company approved by Landlord, shall name Landlord and Landlord’s lender as additional insureds, and Tenant shall provide to Landlord and Landlord’s lender written notice of cancellation or reduction in coverage immediately after Tenant receives written notice from Tenant’s insurance carrier. Tenant shall deliver a certificate evidencing such insurance to Landlord and a renewal or binder at least twenty (20) days prior to expiration. Tenant acknowledges that Landlord’s insurance is not intended to cover Tenant’s Alterations, trade fixtures, equipment, and personal property. Provided, however, that at Landlord’s sole election, Landlord may obtain at Tenant’s expense any or all of the insurance described in this Section.
     9.3 Tenant’s Liability Insurance. Tenant shall, at Tenant’s sole cost and expense, provide comprehensive general liability insurance, fully covering and indemnifying Landlord and Landlord’s officers, directors, shareholders, partners, principals, employees, agents, representatives, and other related entities and individuals (together with, at Landlord’s election, Landlord’s lender), as additional Insureds, against any and all claims (subject to customary policy exclusions) arising from personal injury, death, and/or property damage occurring in or about the Premises or the Center during the period of Tenant’s possession (actual and/or constructive) at the Premises. The initial limits of such insurance shall be at least $2,000,000 combined single liability limit if the Rentable Square Footage of the Premises (as indicated in Section 1.2) exceeds 3,000 square feet, or $1,000,000 combined single liability limit if such Rentable Square Footage is 3,000 square feet or less. Such liability insurance limits shall be subject to periodic increase, at Landlord’s election and at Landlord’s reasonable discretion, based upon inflation, increased liability awards, lender requirements, the recommendations of Landlord’s professional insurance advisors, and other relevant factors. Tenant shall also, at its sole cost and expense, obtain workers’ compensation insurance for the protection of its employees such as will relieve Landlord of all liability to such employees for any and all accidents that may arise on or about the Premises or the Center. All insurance required to be carried by Tenant shall be primary and noncontributory to any insurance carried by Landlord, regardless of the absence of negligence or other fault of Tenant for alleged injury, death and/or property damage. Each policy of insurance required to be carried by Tenant hereunder shall: (a) contain cross-liability and contractual liability endorsements, (b) be issued by an insurer licensed in California and reasonably approved by Landlord, and (c) shall insure Tenant’s performance of the indemnity provisions of Article 13 subject to policy limitations, but the amount of such insurance shall not limit Tenant’s liability nor relieve Tenant of any obligation hereunder. Tenant shall be required to provide Landlord thirty (30) days prior written notice of any cancellation or reduction in coverage. Prior to the Commencement Date, Tenant shall deliver a certificate evidencing all such insurance to Landlord. Tenant shall deliver a renewal or binder of such policy at least thirty (30) days prior to expiration thereof. Tenant shall, at Tenant’s expense, maintain such other liability insurance as Tenant deems necessary to protect Tenant. Tenant shall be in material breach of this Lease if Tenant fails to obtain the insurance required under this Section, or if Tenant obtains insurance with terms, conditions and/or exclusions that are inconsistent with the requirements and terms of this Lease.
     9.4 Payment of Insurance Costs. Tenant shall pay directly all premiums for its liability insurance required under Section 9.3, for its personal property insurance to be carried by Tenant as required under this Article, and for all other insurance Tenant elects to carry. Tenant shall pay the insurance premiums, or where applicable its share thereof as equitably determined by Landlord, for the insurance policies carried or obtained by Landlord as described in this Article excluding rental income insurance. If the Lease Term expires before the expiration of any such insurance policy, Tenant’s liability for premiums shall be prorated on an annual basis. Tenant shall pay such insurance costs to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.5, within fifteen (15) days after receipt of a statement from Landlord. If any insurance policy maintained by Landlord covers improvements or real property other than the Premises, Landlord shall reasonably determine the portion of the premiums applicable to the Premises, and Tenant shall pay its share thereof as so determined. In addition, Tenant shall pay the full amount of any deductible amount under Landlord’s insurance policies, or where applicable its share thereof as equitably determined by Landlord, within fifteen (15) days after receipt of a statement from Landlord.
     9.5 Waiver of Subrogation. Each party waives all rights of recovery against the other party, and its officers, employees, agents and representatives for any claims for loss or damage to person or property caused by or resulting from fire or any other risks insured against under any insurance policy in force at the time of such loss or damage. Each party shall cause each insurance policy obtained by it to provide that the insurer waives all rights of recovery by way of subrogation against the other party in connection with any damage covered by such policy.
     9.6 Tenant’s Use Not to Increase Premium. Tenant shall not keep, use, manufacture, assemble, sell or offer for sale in or upon the Premises any article that may be prohibited by, or that might invalidate, in whole or in part, the coverage afforded by, a standard form of fire or all risk insurance policy. Tenant shall pay the entire amount of any increase in premiums that may be charged during the Lease Term for the insurance that may be maintained by Landlord on the Premises or the Center resulting from the type of materials or products stored, manufactured, assembled or sold by Tenant in the Premises, whether or not Landlord has consented to the same. In determining whether increased premiums are the result of Tenant’s use of the Premises, a schedule issued by the entity making the insurance rate on the Premises showing the various components of such rate shall be conclusive evidence of the items and charges that make up the fire insurance rate on the Premises.
     9.7 Boiler and Machinery Coverage. At Landlord’s option, Landlord may maintain, at Tenant’s expense, boiler broad form insurance, if applicable, in the amount of One Hundred Fifty Thousand Dollars ($150,000) in the name of Landlord. Tenant shall pay the premium therefore, or its share thereof equitably determined by Landlord if the Premises are a part of a multi-tenant building.
10. UTILITIES.
     10.1 Tenant shall pay the cost of all water, gas, heat, light, power, sewer, telephone, refuse disposal, and all other utilities and services supplied to the Premises. Tenant shall make payments for all separately metered utilities, when due, directly to the appropriate supplier. Landlord shall have the right to require Tenant to install, at Tenant’s sole expense, separate meters (or other submeter, device or monitor for the measurement of utility usage) for any utility for which a separate meter is not installed as of the Commencement Date. If any utilities or services are not separately metered or monitored with respect to the Premises, Landlord shall determine Tenant’s equitable share thereof, based on rentable square footage, intensity of use of any Utility, hours of operation, and such other factors as Landlord deems relevant. Tenant shall pay its equitable share of such utilities to Landlord, to the extent such obligation exceeds any amount thereof impounded under Section 4.5, within fifteen (15) days after receipt of a statement from Landlord. If at any time during the Lease Term, electrical power or any other utility is available to the Premises from multiple sources, Landlord shall have the right at any time and from time to time to contract for service from any company or companies providing electrical, telecommunication, or other utility service to the Building. Tenant shall cooperate with Landlord and all providers of electrical, telecommunication, or other utility service and, as reasonably necessary, allow Landlord and such providers reasonable access to the Premises and to the electric lines, feeders, risers, wiring and any other machinery or equipment within the Premises. Landlord shall in no way be liable or responsible for any loss, damage or expense that Tenant may sustain or incur by reason of any change, failure, interruption, interference or defect in the supply or character of the electricity or other utilities supplied to the Premises. Landlord makes no representation or warranty as the suitability of the utility service for Tenant’s requirements, and no such change, failure, defect, unavailability or unsuitability shall constitute any actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant of any of its obligations under the Lease. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service, and no such failure or interruption shall entitle Tenant to terminate this Lease or abate the rent due hereunder.
     10.2 Janitorial Service to the Premises. Tenant shall be responsible for obtaining its own janitorial service for the Premises. Tenant shall make payments for any janitorial services, when due, directly to the service provider.
11. USE
     11.1 Permitted Use. The Premises shall be used and occupied only for the permitted uses specified in Section 1.8, and shall not be used or occupied for any other purposes without the prior written consent of Landlord. Should Tenant desire to change its use, Tenant shall request Landlord’s consent to such change in writing, and shall provide in writing such reasonably detailed information about the proposed new use as may be requested by Landlord. Landlord shall not unreasonably withhold its consent to any requested change of use, and shall have the right to impose reasonable restrictions on such new use. Factors that Landlord may take into account in granting or withholding its consent shall include, without limitation: (i) whether the proposed use is compatible with the character and tenant mix of the Center, (ii) whether the proposed use poses any increased risk to Landlord or any other occupant of the Center, (iii) whether any proposed Alterations to accommodate such proposed use might decrease the rental or sale value of the Premises or the Center, (iv) whether Tenant has the requisite expertise and financial ability to successfully operate in the Premises with the proposed new use, and (v) all applicable laws, ordinances, rules, regulations, orders, requirements, covenants and restrictions applicable to the Center or any portion thereof.
     11.2 Compliance with Legal Requirements. Tenant shall at all times and at its sole expense comply with all federal, state, local and other laws, ordinances, rules, regulations, orders, requirements, and recorded covenants and restrictions applicable to the Center, whether now in force or hereafter in effect (including without limitation those related to disabled persons, access (Tenant will not be responsible for any remediation required by the Americans with Disabilities Act of 1990 (the “ADA”) in the Common Areas, except for its pro rata portion, in accordance with Section 6.3), hazardous materials, lighting upgrades, energy saving, and sprinkler and seismic retrofits, and those required because of Tenant’s occupancy or the conduct of Tenant’s business) (collectively, “Legal Requirements”). Tenant shall not do or permit anything to be done in or about the Premises in conflict with any Legal Requirement. Without limiting the generality of the foregoing, Tenant shall at its sole cost take all actions, make all alterations, install all additional facilities, and perform all work required to cause the Premises (and any and all other areas of the Center under the control of Tenant or that Tenant is required to maintain) to comply with all Legal Requirements. Notwithstanding the foregoing, Landlord shall be responsible for compliance with the ADA, and any amendments thereto, relating to Landlord’s construction of the demising wall and installation of any utility meters, as described in Section 27 of the Addendum. In addition, in the event that (1) Tenant’s construction of its initial improvements (addressed in Section 28 of the Addendum) requires that any existing part of the Premises be modified to meet ADA building regulations enforced by the City of Poway and (2) such modification is required for Tenant’s building permit to issue, then Landlord shall be responsible for completing the ADA work, at its sole cost and expense. Landlord has no knowledge of any ADA non-compliance issues with respect to the Building.
     11.3 Waste, Quiet Conduct. Tenant shall not use or permit the use of the Premises in any manner that tends to create waste or a nuisance that will cause objectionable noise or odors, or that may disturb the quiet enjoyment of any other tenant in the Center.

     11.4 Rules and Regulations. Tenant shall comply with the Rules and Regulations for the Center attached as Exhibit “B”, as the same may be amended by Landlord from time to time, upon notice to Tenant.
     11.5 Signs. Tenant agrees, at Tenant’s sole cost, to install a sign in strict conformance with Landlord’s sign criteria and all applicable laws, attached hereto as Exhibit “C”, within fifteen (15) days after first occupying the Premises. Tenant shall maintain all approved signs and other items described herein in good condition and repair at all times. All signs must be fabricated by a contractor approved by Landlord. Prior to construction of any such sign, a detailed drawing of the proposed sign shall be prepared by the approved contractor, at the sole expense of Tenant, and submitted to Landlord and Tenant for written approval. No sign, placard, pennant, flag, awning, canopy, or advertising matter of any kind shall be placed or maintained on any exterior door, wall or window of the Premises or in any area outside the Premises, and no decoration, lettering or advertising matter shall be placed or maintained on the glass of any window or door, or that can be seen through the glass, of the Premises without first obtaining Landlord’s written approval. All signs and sign cases shall be considered fixtures and improvements and shall become the property of Landlord upon expiration or termination of the Lease. If Tenant fails to comply with this Section and Landlord serves upon Tenant a Notice to Perform Covenant or Quit (or similar notice), any breach of the covenants of this Section occurring thereafter shall be deemed to be noncurable. Landlord shall have the right from time to time to revise the sign criteria, but only to comply with laws, ordinances, regulations, or covenants, conditions and restrictions applicable to the Center and within sixty (60) days after Tenant’s receipt of written notice of any new sign criteria. Tenant shall, at Tenant’s expense, remove all existing exterior signs and replace the same with new signs conforming to the new sign criteria. Subject to Landlord’s approval, which will not be unreasonably withheld. Tenant shall have the right to install corporate identification signage on the western side of the Building fascia. Such signage shall comply with the terms and conditions of this Section and all applicable laws, including, without limitation, the City of Poway codes and regulations.
     11.6 Parking. Tenant shall have the nonexclusive right, in common with others, to use the parking areas of the Center free of charge; provided, however, that Tenant shall not use more than the number of parking spaces designated in Section 1.10, or if no number of such spaces is so indicated, Tenant shall not use more than its reasonable share of parking spaces, as Landlord shall determine. Landlord reserves the right, without liability to Tenant, to modify the parking areas, to designate the specific location of the parking for Tenant and Tenant’s customers and employees, and to adopt reasonable rules and regulations for use of the parking areas. Tenant employees shall generally park on the west side of the Building.
     11.7 Entry by Landlord. Tenant shall permit Landlord and Landlord’s agents (which includes, without limitation, Landlord’s real estate broker) to enter the Premises at all reasonable times for any of the following purposes: (a) to inspect the Premises, (b) to supply any services or to perform any maintenance obligations of Landlord, including the erection and maintenance of such scaffolding, canopies, fences, and props as may be required, (c) to make such improvements, replacements or additions to the Premises or the Center as Landlord deems necessary or desirable, (d) to post notices of nonresponsibility, (e) to place any usual or ordinary “for sale” signs, (f) to market, advertise, or show the Building to prospective tenants or purchasers, or (g) within six (6) months prior to the expiration of this Lease, to place any usual or ordinary “for lease” signs. No such entry shall result in any rebate of rent or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises. Landlord shall give reasonable notice to Tenant prior to any entry except in an emergency or unless Tenant consents at the time of entry. If Tenant is not personally present to open and permit an entry into the Premises, at any time when for any reason an entry therein shall be necessary or permissible. Landlord or Landlord’s agents may enter the same by a master key, or may forcibly enter the same without rendering Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease. Landlord shall use reasonable efforts to avoid entry into Tenant’s “clean room” without prior permission from Tenant. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Premises or any part thereof, except as otherwise specifically provided herein.
12. ACCEPTANCE OF PREMISES; NONLIABILITY OF LANDLORD; DISCLAIMER.
     12.1 Acceptance of Premises. By taking possession hereunder, Tenant acknowledges that it has examined the Premises and accepts the Premises in its current, “as-is” condition. Landlord makes no representations or warranties regarding the condition or state of the Premises upon Tenant taking possession of the space. By taking possession of the Premises, Tenant shall be deemed to have fully accepted the state and condition of the Premises in accordance with this Section. Tenant acknowledges and agrees that there are no agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs, or improvements. Landlord has no obligation to improve the Premises other than as set forth specifically in this Lease, if at all. In particular, Tenant acknowledges that any additional improvements or Alterations needed to accommodate Tenant’s intended use shall be made solely at Tenant’s sole cost and expense, and strictly in accordance with the requirements of this Lease (including the requirement to obtain Landlord’s consent thereto), unless such improvements and alterations are specifically required of Landlord. Landlord shall have no responsibility to do any work required under any building codes or other governmental requirements not in effect or applicable at the time the Premises were constructed, including without limitation any requirements related to sprinkler retrofitting, seismic structural requirements, accommodation of disabled persons, or hazardous materials. Landlord shall be under no obligation to provide utility, telephone or other service or access beyond that which exists at the Premises as of the date of this Lease, unless Landlord specifically agrees in writing to provide the same. If it is anticipated that Tenant will be doing any Alterations or installations prior to taking occupancy, any delays encountered by Tenant in accomplishing such work or obtaining any required permits therefore shall not delay the Commencement Date or the date that Tenant becomes liable to pay rent, or the date that Landlord may effectively deliver possession of the Premises to Tenant. By taking possession hereunder, Tenant acknowledges that it accepts the square footage of the Premises as delivered and as stated in this Lease, No discovery or alleged discovery after such acceptance of any variance in such square footage as set forth in this Lease (or in any proposal, advertisement or other description thereof) shall be grounds for any adjustment in any element of the rent payable hereunder, unless such adjustment is initiated by and implemented by Landlord in writing.
     12.2 Landlord’s Exemption From Liability. Landlord shall not be liable for injury to Tenant’s business or loss of income therefrom, or for personal injury or property damage that may be sustained by Tenant or any subtenant of Tenant, or their respective employees, invitees, customers, agents or contractors or any other person in or about the Premises, caused by or resulting from fire, flood, earthquake or other natural disaster, or from steam, electricity, gas, water or rain, that may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air-conditioning, lighting fixtures or computer equipment or software, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages to property or for personal injury or loss of life arising from any use, act or failure to act of any third parties (including other occupants of the Center) occurring in, or about the Premises or in or about the Center (including without limitation the criminal acts of any third parties). Landlord shall not be liable for any latent defect in the Premises or in the building of which the Premises are a part except as provided herein. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only, and Tenant shall indemnify, defend and hold Landlord and Landlord’s officers, directors, shareholders, partners, principals, employees and agents, and their respective successors and assigns, harmless from and against any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers. Provided, however, that the indemnifications and waivers of Tenant set forth in this Section shall not apply to damage and liability caused (i) by the gross negligence or willful misconduct of Landlord, and (ii) through no fault of Tenant, its assignees or subtenants, or their respective agents, contractors, employees, customers, invitees or licensees. In the event that there are any latent defects in the plumbing and for electrical systems. Tenant shall be required to pay up to a maximum of Seven Thousand Five Hundred Dollars ($7,500.00) per incident. If there are multiple incidents and the incidents are unrelated (caused by different latent defects in the electrical and/or plumbing systems), then Tenant shall be required to pay a separate cap of Seven Thousand Five Hundred Dollars ($7,500.00) for each incident. If there are multiple incidents and the incidents are related or are reoccurring episodes of the same incident (caused by the same latent defect in the electrical and/or plumbing system), then the cap of Seven Thousand Five Hundred Dollars ($7,500.00) will only apply to the first incident and Landlord will cover the subsequent related, recurring remediation expenses.
     12.3 No Warranties or Representations.
          (a) Except as expressly provided herein, neither Landlord nor Landlord’s agents make any warranty or representation with respect to the suitability or fitness of the space for the conduct of Tenant’s business, or for any other purpose.
          (b) Neither Landlord nor Landlord’s agents make any warranty or representation with respect to any other tenants or users that may or may not construct improvements, occupy space or conduct business within the Center, and Tenant hereby acknowledges and agrees that it is not relying on any warranty or representation relating thereto in entering into this Lease.
          (c) Landlord specifically disavows any oral representations made by or on behalf of its employees, agents and independent contractors, and Tenant hereby acknowledges and agrees that it is not relying and has not relied on any oral representations in entering into this Lease.
          (d) Landlord has not made any promises or representations, expressed or implied, that it will renew, extend or modify this Lease in favor of Tenant or any permitted transferee of Tenant, except as may be specifically set forth herein or in a written instrument signed by both parties amending this Lease in the future.
          (e) Notwithstanding that the rent payable to Landlord hereunder may at times include the cost of guard service or other security measures, it is specifically understood that Landlord does not represent, guarantee or assume responsibility that Tenant will be secure from any damage, injury or loss of life because of such guard service. Landlord shall have no obligation to hire, maintain or provide such services, which may be withdrawn or changed at any time with or without notice to Tenant or any other person and without liability to Landlord. To induce Landlord to provide such service if Landlord elects in its sole discretion to do so, Tenant agrees that (i) Landlord shall not be liable for any damage, injury or loss of life related to the provision or nonprovision of such service, and (ii) Landlord shall have no responsibility to protect Tenant, or its employees or agents, from the acts of any third parties (including other occupants of the Center) occurring in or about the Premises or in or about the Center (including without limitation the criminal acts of any third parties), whether or not the same could have been prevented by any such guard service or other security measures.
          (f) The purpose of the site plan attached hereto as Exhibit “A” is to show the approximate location of the Premises, Landlord reserves the right from time to time to relocate, vary, and adjust the size of the various buildings and the location of any tenant other than Tenant. Landlord reserves the right from time to time (i) to make alterations or additions to and to build additional stories on the building in which the Premises are located (upon prior written notice to Tenant) and to build other building(s) adjoining the Premises, and (ii) to construct other buildings or improvements in the Center from time to time and to make alterations thereof or additions thereto and to build additional stories on any such buildings and to build adjoining the same so long as, in all cases, Tenant’s access to the Premises and Tenant’s parking are not adversely affected. In addition, Landlord shall take commercially reasonable efforts to avoid to any material interference with Tenant’s use of the Premises. Easements for light and air are not included in the leasing of these Premises to Tenant. Landlord also reserves the right to relocate, vary, and adjust the size of the automobile parking areas and other Common Facilities, as further described in Section 6.4.
     12.4 Keys. At Landlord’s election, Tenant shall re-key the Premises at its sole cost upon taking possession thereof. Tenant hereby acknowledges that various persons have had access to the keys to the Premises as keyed prior to Tenant’s possession, and that Landlord disclaims all liability and responsibility for any unauthorized distribution or possession of such prior keys. In the event that Tenant is required to re-key the Premises, Tenant shall provide Landlord with a “master key” or other means of entering the Premises for the purposes described in Section 11.7.
13. INDEMNIFICATION.
     Tenant shall indemnify, defend and hold Landlord and Landlord’s officers, directors, shareholders, partners, principals, employees, agents, representatives, and other related entities and individuals (collectively, “Landlord’s Related Entities”), harmless from and against any and all claims, actions, damages, liability, costs, and expenses, including reasonable attorneys’ fees and costs, arising from personal injury, death, and/or property damage and arising from: (a) Tenant’s use or occupation of the Premises or any work or activity done or permitted by Tenant in or about the Premises (including without limitation any storage or display of materials or merchandise, or other activity by Tenant in the Common Facilities), (b) any activity, condition or occurrence in the Premises or other area under the control of Tenant, (c) any breach or failure to perform any obligation imposed on Tenant under this Lease, or (d) any other act or omission of Tenant or its assignees or subtenants or their respective agents, contractors, employees, customers, invitees or licensees. Tenant’s obligation to defend and indemnify shall include, but not be limited to, claims based on duties, obligations, or liabilities imposed on Landlord or Landlord’s Related Entities by statute, ordinance, regulation, or other law, such as claims based on theories of peculiar risk and nondelegable duty, and to any and all other claims based on the negligent act or omission of Landlord or Landlord’s Related Entities. The parties intend that this provision be interpreted as the broadest Type I indemnity provision as defined in McDonald & Kruse, Inc. v. San Jose Steel Co., 29 Cal. App. 3rd 413 (1972), and as allowed by law between a landlord and a tenant. Upon notice from Landlord, Tenant shall, at Tenant’s sole expense and by counsel satisfactory to Landlord, defend any action or proceeding brought against Landlord or Landlord’s Related Entities by reason of any such claim. If Landlord or any of Landlord’s Related Entities is made a party to any litigation commenced by or against Tenant, then Tenant shall indemnify, defend and hold Landlord and Landlord’s Related Entities harmless from, and shall pay all costs, expenses and attorneys’ fees and costs incurred or paid in connection with, such litigation. Tenant, as a material part of the consideration to Landlord hereunder, assumes all risk of, and waives all claims against Landlord for, personal injury or property damage in, upon or about the Premises, from any cause whatsoever. Provided, however, that the indemnifications and waivers of Tenant set forth in this Section shall not apply to damage and liability caused (i) by the gross negligence or willful misconduct of Landlord, and (ii) through no fault of Tenant, its assignees or subtenants, or their respective agents, contractors, employees, customers, invitees or licensees.
14. HAZARDOUS MATERIALS.
     14.1 Definitions. “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended, 42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C, §1801, et seq., the California Hazardous Waste Control Act, Cal. Health and Safety Code §25100, ef seq., the Carpenter-Presley-Tanner Hazardous Substances Account Act, Cal. Health and Safety Code §25300, et seq., the Safe Drinking Water and Toxic Enforcement Act, Cal. Health and Safety Code §25249.5, et seq., the Porter-Cologne Water Quality Control Act, Cal. Water Code §13000, et seq., any amendments to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations. “Hazardous Materials” means any chemical, compound, material, substance or other matter that: (a) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Materials Law, (b) is controlled or governed by any

Hazardous Materials Law or gives rise to any reporting, notice or publication requirements hereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person hereunder; or (c) is flammable or explosive material, oil, asbestos, urea formaldehyde, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).
     14.2 Use of Hazardous Materials. Tenant shall not allow any Hazardous Material to be used, generated, manufactured, released, stored or disposed of on, under or about, or transported from, the Premises, unless: (a) such use is specifically disclosed to and approved by Landlord in writing prior to such use, and (b) such use is conducted in compliance with the provisions of this Article. Landlord’s consent may be withheld in Landlord’s sole discretion and, if granted, may be revoked at any time. Landlord may approve such use subject to reasonable conditions to protect the Premises and Landlord’s interests. Landlord may withhold approval if Landlord determines that such proposed use involves a material risk of a release or discharge of Hazardous Materials or a violation of any Hazardous Materials Laws or that Tenant has not provided reasonably sufficient assurances of its ability to remedy such a violation and fulfill its obligations under this Article. Notwithstanding the foregoing, Landlord hereby consents to Tenant’s use, storage or disposal of products containing small quantities of Hazardous Materials that are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover and the like), provided that Tenant shall handle, use, store and dispose of such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises.
     14.3 Compliance With Laws; Handling Hazardous Materials. Tenant shall strictly comply with, and shall maintain the Premises in compliance with, all Hazardous Materials Laws, Tenant shall obtain, maintain in effect and comply with the conditions of all permits, licenses and other governmental approvals required for Tenant’s operations on the Premises under any Hazardous Materials Laws, including, but not limited to, the discharge of appropriately treated Hazardous Materials into or through any sanitary sewer serving the Premises, At Landlord’s request. Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. All Hazardous Materials removed from the Premises shall be removed and transported by duly licensed haulers to duly licensed disposal facilities, in compliance with all Hazardous Materials Laws. Tenant shall perform any monitoring, testing, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work required by any governmental agency or lender, or recommended by Landlord’s environmental consultants, as a result of any release or discharge or potential release or discharge of Hazardous Materials affecting the Premises or the Center or any violation or potential violation of Hazardous Materials Laws by Tenant or any assignee or subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees (collectively. “Remedial Work”). Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord’s interests. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to Hazardous Materials without notifying Landlord and providing ample opportunity for Landlord to intervene. Tenant shall additionally comply with the recommendations of Landlord’s and Tenant’s insurers based upon National Fire Protection Association standards or other applicable guidelines regarding the management and handling of Hazardous Materials. If any present or future law imposes any requirement of reporting, survey, investigation or other compliance upon Landlord, Tenant, or the Premises, and if such requirement is precipitated by a transaction involving the Lease (other than the natural expiration thereof at the end of the lease term), including without limitation the assignment or sublease, in whole or in part of Tenant’s interest in the Lease, or the change in the ownership of Tenant, then Tenant shall fully comply with and pay all costs of compliance with such requirement, including Landlord’s attorneys’ fees and costs,
     14.4 Notice; Reporting. Tenant shall notify Landlord, in writing, within three (3) days after any of the following: (a) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material has been released, discharged or is located on, under or about the Premises, whether or not the release or discharge is in quantities that would otherwise be reportable to a public agency, (b) Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws, (c) Tenant receives any warning, notice of inspection, notice of violation or alleged violation or Tenant receives notice or knowledge of any proceeding, investigation or enforcement action, pursuant to any Hazardous Materials Laws; or(d) Tenant receives notice or knowledge of any claims made or threatened by any third party against Tenant or the Premises relating to any loss or injury resulting from Hazardous Materials. If the potential risk of any of the foregoing events is material, Tenant shall deliver immediate verbal notice to Landlord, in addition to written notice as set forth above. Tenant shall deliver to Landlord copies of all test results, reports and business or management plans required to be filed with any governmental agency pursuant to any Hazardous Materials Laws.
     14.5 Indemnity. Tenant shall indemnify, defend and hold Landlord (and its partners and their respective officers, directors, employees and agents) harmless from and against any and all liabilities, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including reasonable attorneys’ fees and costs) arising out of or in connection with any breach of any provisions of this Article or directly or indirectly arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant, or any assignee or subtenant of Tenant, or their respective agents, contractors, employees, licensees, or invitees, on, under or about the Premises during the Lease Term or any other period of Tenant’s actual or constructive occupancy of the Premises, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work. Any defense of Tenant pursuant to this Section shall be by counsel acceptable to Landlord. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials nor the strict compliance with all Hazardous Materials Laws shall excuse Tenant from Tenant’s indemnification obligations pursuant to this Article. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Article 13 of this Lease. Tenant’s obligations pursuant to this Article shall survive the termination or expiration of this Lease.
     14.6 Entry and Inspection; Cure. Landlord and its agents, employees and contractors, shall have the right (but not the obligation) to enter the Premises at all reasonable times to inspect the Premises and Tenant’s compliance with the terms and conditions of this Article, or to conduct investigations and tests. No prior notice to Tenant shall be required in the event of an emergency, or if Landlord has reasonable cause to believe that violations of this Article have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least twenty-four (24) hours’ prior notice to Tenant. Landlord shall have the right (but not the obligation) to remedy any violation by Tenant of the provisions of this Article pursuant to Section 22.3 of this Lease or to perform any Remedial Work. Tenant shall pay, upon demand, all costs incurred by Landlord in investigating any such violations or potential violations or performing Remedial Work, plus interest thereon at the rate specified in this Lease from the date of demand until the date paid by Tenant.
     14.7 Termination; Expiration. Upon termination or expiration of this Lease, Tenant shall, at Tenant’s cost, remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises to a condition free of Hazardous Materials, to the extent such condition is caused by Tenant or any assignee or subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees.
     14.8 Exit Assessment. Prior to execution of this Lease, Landlord shall provide Tenant with a copy of the latest Phase 1 Exit Assessment showing that the Premises are free of any contamination from Hazardous Materials. No later than ten (10) days after the expiration or earlier termination of this Lease, Tenant shall also cause to be performed, at its sole expense, an environmental assessment (the “Exit Assessment”) of the Premises. Landlord agrees to allow Tenant access to the Premises for such purpose. The Exit Assessment must be performed by a qualified environmental consultant acceptable to Landlord, and shall, to the extent such items are contained in the Exit Assessment furnished to Tenant prior to

Lease execution, include without limitation the following, as applicable to the Premises and Tenant’s activities: (a) inspection of all floors, walls, ceiling tiles, benches, cabinet interiors, sinks, the roof and other surfaces for signs of contamination and/or deterioration related to Hazardous Materials, (b) inspection of any and all ducts, hoods and exhaust systems for signs of contamination, deterioration and/or leakage related or potentially related to Hazardous Materials, (c) inspection of all readily accessible drain lines and other discharge piping for signs of deterioration, loss of integrity and leakage, (d) Tenant interviews and review of appropriate Tenant records to determine the uses to which Tenant has put the Premises that involve or may have involved Hazardous Materials, and to determine if any known discharges to the Premises or ground or soils from Tenant’s activities have occurred, (e) documentation in detail of all observations, including dated photographs, (f) if applicable a certification that all areas inspected are clean and free of any Hazardous Materials and that the investigation conducted by the consultant does indicate that any release of any Hazardous Materials has occurred in the Premises or the Center as a result of Tenant’s activities, (g) if applicable, a detailed description of Hazardous Materials remaining in the Premises and of any contamination, deterioration and/or leakage observed, together with detailed recommendations for the removal, repair or abatement of the same, and (h) if applicable, a detailed description of evidence of possible or past releases of Hazardous Materials, together with detailed recommendations for the prevention of the same in the future. Landlord shall have the right to require additional evaluations or work in connection with the Exit Assessment based upon Tenant’s use of the Premises, any actual or suspected Hazardous Materials issues, or other reasonable factors. The original of the Exit Assessment shall be addressed to Landlord and shall be provided to the Landlord within twenty (20) days of the expiration or earlier termination of the Lease. In addition to Tenant’s obligations under Section 14.7, Tenant agrees to fully implement and address all recommended actions contained in the Exit Assessment, at its sole cost, within thirty (30) days of the date thereof.
     14.9 Event of Default. The release or discharge of any Hazardous Material or the violation of any Hazardous Materials Law by Tenant or any assignee or subtenant of Tenant shall be a material Event of Default by Tenant under this Lease. In addition to or in lieu of the remedies available under this Lease as a result of such Event of Default, Landlord shall have the right, without terminating this Lease, to require Tenant to suspend its operations and activities on the Premises until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Landlord’s election of this remedy shall not constitute a waiver of Landlord’s right thereafter to declare an Event of Default and pursue any other available remedy.
15. ALTERATIONS; LIENS.
     15.1 Alterations by Tenant. Tenant shall not make any alterations, additions or improvements (“Alterations”) to the Premises without Landlord’s prior written consent, except for nonstructural Alterations that cost $5,000 or less and are not visible from the exterior of the Premises. All Alterations installed by Tenant shall be new or completely reconditioned. Landlord shall have the right to approve the contractor, the method of payment of the contractor, and the plans and specifications for all proposed Alterations. Tenant shall obtain Landlord’s consent to all proposed Alterations requiring Landlord’s consent prior to the commencement of any such Alterations. Tenant’s request for consent shall be accompanied by information identifying the contractor and method of payment and two (2) copies of the proposed plans and specifications. All Alterations of whatever kind and nature shall become at once a part of the realty and shall be surrendered with the Premises upon expiration or earlier termination of the Lease Term, unless Landlord requires Tenant to remove the same as provided in Article 20. If Tenant demolishes or removes any then-existing tenant improvements or other portions of the Premises or the Building (including without limitation any previously-installed Alterations), Tenant shall promptly commence and diligently pursue to completion the Alterations then underway or shall otherwise restore the Premises and the Building to its condition and state of improvement prior to such demolition or removal. During the Lease Term, Tenant agrees to provide, at Tenant’s expense, a policy of insurance covering loss or damage to Alterations made by Tenant, in an amount adequate to repair or replace the same, naming Landlord as an additional insured. Provided, however, Tenant may install, without Landlord’s prior consent, movable furniture, trade fixtures, machinery or equipment in conformance with applicable governmental rules or ordinances and remove the same upon expiration or earlier termination of this Lease as provided in Article 20.
     15.2 Permits and Governmental Requirements. Tenant shall obtain, at Tenant’s sole cost and expense, all building permits and other permits of every kind and nature required by any governmental agency having jurisdiction in connection with the Alterations. Tenant shall indemnify, defend and hold Landlord and Landlord’s officers, directors, shareholders, partners, principals, employees and agents, and their respective successors and assigns, harmless from and against any and all claims, actions, damages, liability, costs, and expenses, including reasonable attorneys’ fees and costs, arising out of any failure by Tenant or Tenant’s contractor or agents to obtain all required permits, regardless of when such failure is discovered. Tenant shall do any and all additional construction, alterations, improvements and retrofittings required to be made to the Premises and/or the Center, or any other property of Landlord as a result of, or as may be triggered by, Tenant’s Alterations. Landlord shall have the right to do such construction itself; but in all instances Tenant shall pay all costs directly or indirectly related to such work and shall indemnify, defend and hold Landlord and Landlord’s officers, directors, shareholders, partners, principals, employees and agents, and their respective successors and assigns, harmless from and against any and all claims, actions, damages, liability, costs, and expenses, including attorneys’ fees and costs, arising out of any such additionally required work. All payment and indemnification obligations under this Section shall survive the expiration or earlier termination of the Lease Term.
     15.3 Liens. Tenant shall pay when due all claims for any work performed, materials furnished or obligations incurred by or for Tenant, and Tenant shall keep the Premises free from any liens arising with respect thereto. If Tenant fails to cause any such lien to be released within fifteen (15) days after imposition, by payment or posting of a proper bond, Landlord shall have the right (but not the obligation) to cause such release by such means as Landlord deems proper. Tenant shall pay Landlord upon demand for all costs incurred by Landlord in connection therewith (including attorneys’ fees and costs), with interest at the rate specified in Section 22.4 from the date of payment by Landlord to the date of payment by Tenant. Tenant will notify Landlord in writing thirty (30) days prior to commencing any alterations, additions, improvements or repairs in order to allow Landlord time to file a notice of nonresponsibility.
16. DAMAGE AND DESTRUCTION.
     16.1 Partial Insured Damage. If the Premises or any building in which the Premises are located are partially damaged or destroyed during the Lease Term, Landlord shall make the necessary repairs, provided such repairs can reasonably be completed within sixty (60) days after the date of the damage or destruction in accordance with applicable laws and regulations and provided that Landlord receives sufficient insurance proceeds to pay the cost of such repairs. In such event, this Lease shall continue in full force and effect. If such repairs cannot reasonably be completed within sixty (60) days after the date of the damage or destruction or if Landlord does not receive sufficient insurance proceeds, then Landlord may, at its option, elect within forty-five (45) days of the date of the damage or destruction to proceed with the necessary repairs, in which event this Lease shall continue in full force and effect and Landlord shall complete the same within a reasonable time. If Landlord does not so elect to make such repairs or if such repairs cannot be made under applicable laws and regulations, this Lease may be terminated at the option of either party within ninety (90) days of the occurrence of such damage or destruction.
     16.2 Insurance Deductible. If Landlord elects to repair any damage caused by an insured casualty as provided in Section 16.1, Tenant shall, within fifteen (15) days after receipt of written notice from Landlord, pay the amount of any deductible (or its share thereof) under any insurance policy covering such damage or destruction, in accordance with Section 9.4 above.
     16.3 Uninsured Damage. In the event of any damage or destruction of the Premises or any building in which the Premises are located by an uninsured casualty, Landlord shall have the right to elect either to repair such damage or to terminate this Lease. Such election shall be exercised by written notice to Tenant within forty-five (45) days of such damage or destruction.
     16.4 Total Destruction. A total destruction (including any destruction required by any authorized public authority) of either the Premises or any building in which the Premises are located shall terminate this Lease.
     16.5 Partial Destruction of Center. If fifty percent (50%) or more of the rentable area of the Center is damaged or destroyed by fire or other cause, notwithstanding that the Premises may be unaffected, Landlord shall have the right, to be exercised by notice in writing delivered to Tenant within ninety (90) days after said occurrence, to elect to terminate this Lease.
     16.6 Tenant’s Obligations. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make any restoration or replacement of any Alterations, trade fixtures, equipment or personal property placed or installed in the Premises by or on behalf of Tenant. Unless this Lease is terminated pursuant to this Article, Tenant shall promptly repair, restore or replace the same in the event of damage. Nothing contained in this Article shall be construed as a limitation on Tenant’s liability for any damage or destruction if such liability otherwise exists.
     16.7 Rent Abatement. If Landlord repairs the Premises or the building after damage or destruction as described in this Article, Minimum Monthly Rent payable by Tenant hereunder from the date of damage until the repairs are completed shall be equitably reduced, based upon the extent to which such repairs interfere with the business carried on by Tenant in the Premises. Nothing in this Section shall be construed to permit the abatement in whole or in part of Percentage Rent, but the computation of Percentage Rent shall be based upon the revised Minimum Monthly Rent as the same may be abated pursuant to this Section. Landlord agrees to take reasonable steps to make a claim for and collect any rental income insurance proceeds that might be available.
     16.8 Waiver of Inconsistent Statutes. The parties’ rights and obligations in the event of damage or destruction shall be governed by the provisions of this Lease; accordingly, Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4), and any other statute, code or judicial decisions that grants a tenant a right to terminate a lease in the event of damage or destruction of a leased premises.
17. CONDEMNATION.
     17.1 Condemnation of Premises. If any portion of the Premises is taken or condemned for a public or quasi-public use (“Condemnation”), and a portion remains that is susceptible of occupation, then this Lease shall terminate as to the portion so taken as of the date title vests in the condemnor, but shall remain in full force and effect as to the remaining Premises. Landlord shall, within a reasonable period of time, restore the remaining Premises as nearly as practicable to the condition existing prior to the condemnation; provided, however, if Landlord receives insufficient funds from the condemnor for such purpose, Landlord may elect to terminate this Lease. If this Lease continues in effect, the Minimum Monthly Rent shall be equitably adjusted, based upon the value of the Premises remaining after the Condemnation compared to the value of the Premises prior to Condemnation. Provided, however, in the event of any such partial condemnation, Landlord shall have the option to terminate this Lease entirely as of the date title vests in the condemnor. If all the Premises are condemned, or such portion so that there does not remain a portion that is susceptible of occupation, or if such a substantial portion of the Center is condemned that it is no longer economically appropriate to lease the Premises on the terms and conditions of this Lease, as reasonably determined by Landlord, then at the election of Landlord this Lease shall terminate as of the date title vests in the condemnor.
     17.2 Condemnation of Parking Area. If all or any portion of the parking area in the Center is condemned such that the ratio of the total square footage of parking and other Common Facilities compared to the total rentable building square footage of the Center is reduced to a ratio below two to one, then at the election of Landlord this Lease shall terminate as of the date title vests in the condemnor.
     17.3 Condemnation Award. All compensation awarded upon any such partial or total Condemnation shall be paid to Landlord and Tenant shall have no claim thereto, and Tenant hereby irrevocably assigns and transfers to Landlord any right to compensation or damages by reason of any such Condemnation. Provided, however, that Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant’s own right on account of any damage to Tenant’s business by reason of the Condemnation and on account of any cost that Tenant may incur in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment. If this Lease is terminated, in whole or in part, in accordance with this Article as a result of a Condemnation, Tenant shall have no claim for the value of any unexpired term of this Lease.
18. ASSIGNMENT AND SUBLETTING.
     18.1 Landlord’s Consent Required. Tenant shall not voluntarily or involuntarily assign, sublease, mortgage, encumber, or otherwise transfer all or any portion of the Premises or its interest in this Lease (collectively, “Transfer”) without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold. Landlord may withhold its consent until Tenant has complied with the provisions of Sections 18.2 and 18.3. Any attempted Transfer without Landlord’s written consent shall be void and shall constitute a noncurable Event of Default under this Lease. If Tenant is a corporation, any cumulative Transfer of more than fifty percent (50%) of the voting stock of such corporation shall constitute a Transfer requiring Landlord’s consent hereunder; provided, however, that this sentence shall not apply to any corporation whose stock is publicly traded. If Tenant is a partnership, limited liability company, trust or other entity, any cumulative Transfer of more than fifty percent (50%) of the partnership, membership, beneficial or other ownership interests therein shall constitute a Transfer requiring Landlord’s consent hereunder. Tenant shall not have the right to consummate a Transfer or to request Landlord’s consent to any Transfer if any Event of Default has occurred and is continuing or if Tenant or any affiliate of Tenant is in default under any lease of any other real property owned or managed (in whole or in part) by Landlord or any affiliate of Landlord.
     18.2 Landlord’s Election. Tenant’s request for consent to any Transfer shall be accompanied by a written statement setting forth the details of the proposed Transfer, including the name, business and financial condition of the prospective Transferee, financial details of the proposed Transfer (e.g., the term and the rent and security deposit payable), and any other related information that Landlord may reasonably require. Landlord shall have the right; (a) to withhold consent to the Transfer, if reasonable, (b) to grant consent, (c) to terminate this Lease as to the portion of the Premises affected by any proposed Transfer, in which event Landlord may enter into a lease directly with the proposed Transferee, or (d) to consent on the condition that Landlord be paid, as Additional Rent hereunder, fifty percent (50%) of all subrent or other consideration to be paid to Tenant under the terms of the Transfer in excess of the total rent due hereunder (including, if such Transfer is an assignment or if such Transfer is to occur directly or indirectly in connection with the sale of any assets of Tenant, fifty percent (50%) of the amount of the consideration attributable to the Transfer of the Lease, as reasonably determined by Landlord). The grounds on which Landlord may reasonably withhold its consent to any requested Transfer include, without limitation, that: (i) the proposed Transferee’s contemplated use of the Premises following the proposed Transfer is not reasonably similar to the use of the Premises permitted hereunder, (ii) in Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient business reputation or experience to operate a successful business of the type and quality permitted under this Lease, (iii) in Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient net worth, working capital, anticipated cash flow and other indications of financial strength to meet all of its obligations under this Lease, (iv) the proposed Transfer would breach any covenant of Landlord respecting a radius restriction, location, use or exclusivity in any other lease, financing agreement, or other agreement relating to the Center, and (v) in Landlord’s reasonable business judgment, the possibility of a release of Hazardous Materials is materially increased as a result of the Transfer or if Landlord does not receive sufficient assurances that the proposed Transferee has the experience and financial ability to remedy a violation of Hazardous Materials and to fulfill its obligations under Articles 13 and 14. In connection with any such Transfer, Landlord shall have the right to require Tenant, at Tenant’s sole cost, to cause environmental testing meeting the requirements of an Exit Assessment described in Section 14.8 to be performed. Landlord need only respond to any request by Tenant hereunder within a reasonable time of not less than ten (10) business days after receipt of all information and other submission required in connection with such request.
     18.3 Costs; Transfer Fee. Tenant shall pay all costs and expenses in connection with any permitted Transfer, including any real estate brokerage commissions due with respect to the Transfer. Tenant shall pay all attorneys’ fees and costs incurred by Landlord and a fee of $500 to reimburse Landlord for costs and expenses incurred in connection with any request by Tenant for Landlord’s consent to a Transfer. Such fee shall be delivered to Landlord concurrently with Tenant’s request for consent.
     18.4 Assumption; No Release of Tenant. Any permitted transferee shall assume in writing all obligations of Tenant under this Lease, utilizing a form of assumption agreement provided or approved by Landlord, and an executed copy of such assumption agreement shall be delivered to Landlord within fifteen (15) days after the effective date of the Transfer. The taking of possession of all or any part of the Premises by any such permitted assignee or subtenant shall constitute an agreement by such person or entity to assume without limitation or qualification all of the obligations of Tenant under this Lease, notwithstanding any failure by such person to execute the assumption agreement required in the immediately preceding sentence. No permitted Transfer shall release or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article or a consent to Transfer. Consent to one Transfer shall not constitute a consent to any subsequent Transfer. If any transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent Transfers or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent, and such action shall not relieve Tenant of its liability under this Lease.
     18.5 No Merger. No merger shall result from any Transfer pursuant to this Article, any surrender by Tenant of its interest under this Lease, or any termination hereof in any other manner. In any such event, Landlord may either terminate any or all subleases or succeed to the interest of Tenant thereunder.
     18.6 Reasonable Restriction. Tenant acknowledges that the restrictions on Transfer contained herein are reasonable restrictions for purposes of Section 22.2 of this Lease and California Civil Code Section 1951.4.
19. SUBORDINATION; ATTORNMENT; ESTOPPEL CERTIFICATE.
     19.1 Subordination. This Lease is junior and subordinate to all ground leases, mortgages, deeds of trust, and other security instruments now or hereafter affecting the real property of which the Premises are a part, and to all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, beneficiary under deed of trust or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and gives written notice thereof to Tenant, this Lease shall be deemed prior thereto. Tenant agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any such mortgage, deed of trust or ground lease, as the case may be, and if Tenant fails to do so within fifteen (15) days after written demand, Tenant does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead, to do so.
     19.2 Attornment. If Landlord sells, transfers, or conveys its interest in the Premises or this Lease, or if the same is foreclosed judicially or nonjudicialy, or is otherwise acquired, by a mortgagee, beneficiary under deed of trust or ground lessor, upon the request and at the sole election of Landlord’s lawful successor, Tenant shall attorn to said successor, provided said successor accepts the Premises subject to this Lease. Tenant shall, upon request of Landlord or any such mortgagee, beneficiary under deed of trust or ground lessor, execute a subordination, non-disturbance and attornment agreement (“SNDA”) confirming the same, in form and substance reasonably acceptable to Landlord and Tenant. Such agreement shall provide, among other things, that said successor shall not be bound by (a) any prepayment of more than one (1) month’s rent (except any Security Deposit) or (b) any material amendment of this Lease made after the later of the initial effective date of this Lease, or the date that such successor’s lien or interest first arose, unless said successor shall have consented to such amendment, and shall further provide that upon Tenant’s continued compliance with the terms of this Lease, Tenant’s occupancy of the Premises shall not be disturbed. Prior to execution of this Lease, Landlord shall use commercially reasonable efforts to obtain from any current mortgagee, beneficiary under a deed of trust or ground lessor an SNDA covering this Lease.
     19.3 Estoppel Certificates. Within fifteen (15) days after written request from Landlord, Tenant at Tenant’s sole cost shall execute, acknowledge and deliver to Landlord a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Lease is in full force and effect as so modified), (b) the amount of any rent paid in advance, and (c) that, to Tenant’s knowledge, there are no uncured defaults on the part of Landlord, or specifying the nature of such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser of or lender on the Premises. Tenant’s failure to deliver such statement within said 15-day period shall constitute a conclusive acknowledgment by Tenant: (i) that this Lease is in full force and effect without modification except as may be represented by Landlord, (ii) that not more than one (1) month’s rent has been paid in advance, and (iii) that there are no uncured defaults in Landlord’s performance.
20. SURRENDER OF PREMISES.
     20.1 Condition of Premises. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition and state of repair as at the commencement of the Lease Term, except for ordinary wear and tear that Tenant is not otherwise obligated to remedy under the provisions of this Lease. Tenant shall deliver all keys to the Premises and the building of which the Premises are a part to Landlord. Upon Tenant’s vacation of the Premises, at Tenant’s sole cost and expense, Tenant shall remove all portable furniture, trade fixtures, machinery, equipment, signs and other items of personal property (unless prohibited from doing the same under Section 20.2), and shall remove any Alterations (whether or not made with Landlord’s consent) that Landlord may require Tenant to remove; except that Tenant shall not be required to remove its architectural embellishments to the doorway providing entry into the Building and any improvements made to expand the lunchroom. Tenant shall repair all damage to the Premises caused by such removal and shall restore the Premises to its prior condition, all at Tenant’s expense. Such repairs shall be performed in a manner satisfactory to Landlord and shall include, but are not limited to, the following: capping all plumbing, capping all electrical wiring, repairing all holes in walls, restoring damaged floor and/or ceiling tiles, and thorough cleaning of the Premises. If Tenant fails to remove any items that Tenant has an obligation to remove under this Section when required by Landlord or otherwise, such items shall, at Landlord’s option, become the property of Landlord and Landlord shall have the right to remove and retain or dispose of the same in any manner, without any obligation to account to Tenant for the proceeds thereof. Tenant waives all claims against Landlord for any damages to Tenant resulting from Landlord’s retention or disposition of such Alterations or personal property. Tenant shall be liable to Landlord for Landlord’s costs of removing, storing and disposing of such items. If any present or future law imposes any requirement of reporting, survey, investigation or other compliance upon Landlord, Tenant, or the Premises, and if such requirement is precipitated by a transaction involving the Lease (other than the natural expiration thereof at the end of the lease term), including without limitation the assignment or sublease, in whole or in part of Tenant’s interest in the Lease, or the change in the ownership of Tenant, then Tenant shall fully comply with and pay all costs of compliance with such requirement, including Landlord’s reasonable attorneys’ fees and costs.
     20.2 Removal of Certain Alterations, Fixtures and Equipment Prohibited. All Alterations, fixtures (whether or not trade fixtures), machinery, equipment, signs and other items of personal property that remain in or about the Premises upon Tenant’s vacation, shall become Landlord’s property and shall be surrendered to Landlord with the Premises, regardless of who paid for the same. In particular and without limiting the foregoing, Tenant shall not remove any of the following materials or equipment without Landlord’s prior written consent, regardless of who paid for the same and regardless of whether the same are permanently attached to the Premises: power wiring and power panels; piping for gasses or liquids; sinks, cabinets and casework; fume hoods or specialized air-handling and evacuation systems; drains or other equipment for the handling of grease and/or waste water; computer, telephone and telecommunications wiring, panels and equipment; lighting and lighting fixtures; wall coverings; drapes, blinds and other window coverings; carpets and other floor coverings; heaters, air conditioners and other heating or air conditioning equipment; fencing; security gates and systems; and other building operating equipment and decorations.
     20.3 Holding Over. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease, and Tenant shall indemnify Landlord against all liabilities, damages and expenses incurred by Landlord as a result of any delay by Tenant in vacating the Premises. If Tenant remains in possession of the Premises or any part thereof after the expiration of the Lease Term with Landlord’s written permission, Tenant’s occupancy shall be a tenancy from month-to-month only, and not a renewal or extension hereof. All provisions of this Lease (other than those relating to the term) shall apply to such month-to-month tenancy, except that the Minimum Monthly Rent shall be increased to 150% of the Minimum Monthly Rent in effect during the last month of the Lease Term. No acceptance of rent, negotiation of rent checks or other act or omission of Landlord or its agents shall extend the Expiration Date of this Lease other than a writing executed by Landlord giving Tenant permission to remain in occupancy beyond the Expiration Date under the terms of the immediately preceding sentence.
21. DEFAULT BY TENANT.
     The occurrence of any of the following shall constitute an “Event of Default” under this Lease by Tenant:
          (a) Failure to pay the rent or any other monetary sums required hereunder within five (5) days of the due date.
          (b) Failure to perform any other agreement or obligation of Tenant hereunder, if such failure continues for fifteen(15) days after written notice by Landlord to Tenant, except as to those Events of Default that are noncurable, in which case no such grace period shall apply; provided, however, that if the nature of the obligation is such that more than fifteen (15) days are required for performance, then Tenant shall not be in default if Tenant commences performance within such 15-day period and thereafter diligently prosecutes the same to completion. Landlord’s notice described herein is intended to satisfy, and is not in addition to, any and all legal notices required prior to commencement of an unlawful detainer action, including without limitation the notice requirements of California Code of Civil Procedure Sections 1161 et seq.
          (c) Abandonment or vacation of the Premises by Tenant, or failure to occupy the Premises for ten (10) consecutive days.
          (d) If any of the following occurs: (i) a petition is filed for an order of relief under the federal Bankruptcy Code or for an order or decree of insolvency or reorganization or rearrangement under any state or federal law, and such petition is not dismissed within thirty (30) days after the filing thereof; (ii) Tenant makes a general assignment for the benefit of creditors; (iii) a receiver or trustee is appointed to take possession of any substantial part of Tenant’s assets, unless such appointment is vacated within thirty (30) days after the date thereof; or (iv) Tenant consents to or suffers an attachment, execution or other judicial seizure of any substantial part of its assets or its interest under this Lease, unless such process is released or satisfied within thirty (30) days after the occurrence thereof. If a court of competent jurisdiction determines that any of the foregoing events is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession), and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the difference between the rent (or other consideration) paid in connection with such transfer and the rent payable by Tenant hereunder. Any assignee pursuant to the provisions of any bankruptcy law shall be deemed without further act to have assumed all of the obligations of the Tenant hereunder arising on or after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption.
          (e) The occurrence of any other event that is deemed to be an Event of Default under any other provision of this Lease.
22. REMEDIES.
     Upon the occurrence of any Event of Default by Tenant, Landlord shall have the following remedies, each of which shall be cumulative and in addition to any other remedies now or hereafter available at law or in equity:
     22.1 Termination of Lease. Landlord can terminate this Lease and Tenant’s right to possession of the Premises by giving written notice of termination, and then re-enter the Premises and take possession thereof. No act by Landlord other than giving written notice to Tenant of such termination shall terminate this Lease. Upon termination, Landlord has the right to recover all damages incurred by Landlord as a result of Tenant’s default, including:
          (a) The worth at the time of award of any unpaid rent that had been earned at the time of such termination; plus
          (b) The worth at the time of award of the amount by which the unpaid rent that would have been earned after the date of termination until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; plus
          (c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
          (d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s default, Including, but not limited to (i) expenses for cleaning, repairing or restoring the Premises, (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, (iii) brokers’ fees and commissions, advertising costs and other expenses of reletting the Premises, (iv) costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions, (v) expenses in retaking possession of the Premises, (vi) attorneys’ fees and costs, (vii) any unearned brokerage commissions paid in connection with this Lease, and (viii) payment of any previously waived or abated Minimum Monthly Rent and/or Additional Rent; plus
          (e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law. As used in paragraphs (a) and (b) above, the “worth at the time of award” shall be computed by allowing interest at the maximum permissible legal rate. As used in paragraph (c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

     22.2 Continuation of Lease. Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue the Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), as follows:
          (a) Landlord can continue this Lease in full force and effect without terminating Tenant’s right of possession, and Landlord shall have the right to collect rent and other monetary charges when due and to enforce all other obligations of Tenant hereunder. Landlord shall have the right to enter the Premises to do acts of maintenance and preservation of the Premises, to make alterations and repairs in order to relet the Premises, and/or to undertake other efforts to relet the Premises. Landlord may also remove personal property from the Premises and store the same in a public warehouse at Tenant’s expense and risk. No act by Landlord permitted under this paragraph shall terminate this Lease unless a written notice of termination is given by Landlord to Tenant or unless the termination is decreed by a court of competent jurisdiction.
          (b) In furtherance of the remedy set forth in this Section, Landlord may relet the Premises or any part thereof for Tenant’s account, for such term (which may extend beyond the Lease Term), at such rent, and on such other terms and conditions as Landlord may deem advisable in its sole discretion. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises. Any rents received by Landlord from such reletting shall be applied to the payment of: (i) any indebtedness other than rent due hereunder from Tenant to Landlord, (ii) the costs of such reletting, including brokerage and attorneys’ fees and costs, and the cost of any alterations and repairs to the Premises, and (iii) the payment of rent due and unpaid hereunder, including any previously waived or abated rent. Any remainder shall be held by Landlord and applied in payment of future amounts as the same become due and payable hereunder. In no event shall Tenant be entitled to any excess rent received by Landlord after an Event of Default by Tenant and the exercise of Landlord’s remedies hereunder. If the rent from such reletting during any month is less than the rent payable hereunder, Tenant shall pay such deficiency to Landlord upon demand.
          (c) Landlord shall not, by any re-entry or other act, be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have terminated this Lease or Tenant’s right to possession of the Premises or the liability of Tenant to pay rent accruing thereafter or Tenant’s liability for damages under any of the provisions hereof, unless Landlord shall have given Tenant notice in writing that it has so elected to terminate this Lease.
          (d) Tenant acknowledges and agrees that the restrictions on the Transfer of the Lease set forth in Article 18 of this Lease constitute reasonable restrictions on such transfer for purposes of this Section and California Civil Code Section 1951.4.
     22.3 Performance By Landlord. If Tenant fails to pay any sum of money or perform any other act to be performed by Tenant hereunder, and such failure continues for fifteen (15) days after notice by Landlord, Landlord shall have the right (but not the obligation) to make such payment or perform such other act without waiving or releasing Tenant from its obligations. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the rate specified in Section 22.4, shall be payable to Landlord on demand. Landlord shall have the same rights and remedies in the event of nonpayment by Tenant as in the case of default by Tenant in the payment of the rent.
     22.4 Late Charge; Interest on Overdue Payments. The parties acknowledge that late payment by Tenant of Minimum Monthly Rent or any Additional Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impractical to determine, including, but not limited to, processing and accounting charges, administrative expenses, and additional interest expenses or late charges that Landlord may be required to pay as a result of late payment on Landlord’s obligations. Therefore, if any installment of Minimum Monthly Rent or Additional Rent is not received by Landlord on the due date, and without regard to whether Landlord gives Tenant notice of such failure or exercises any of its remedies upon an Event of Default, Tenant shall pay a late charge equal to the greater of five percent (5%) of the overdue amount or One Hundred Dollars ($100), as Additional Rent hereunder. The parties hereby agree that such late charge represents a fair and reasonable estimate of the damages Landlord will incur by reason of late payment by Tenant. In addition, any amount due from Tenant that is not paid when due shall bear interest at a rate equal to two percent (2%) over the then current Bank of America prime or reference rate or eight percent (8%) per annum, whichever is greater, but not in excess of the maximum permissible legal rate, from the date such payment is due until the date paid by Tenant. Landlord’s acceptance of any interest or late charge shall not constitute a waiver of Tenant’s default or prevent Landlord from exercising any other rights or remedies available to Landlord.
     22.5 Landlord’s Right to Require Advance Payment of Rent; Cashier’s Checks. if Tenant is late in paying any component of rent more than three (3) times during the Lease Term, Landlord shall have the right, upon notice to Tenant, to require that all rent be paid three (3) months in advance. Additionally, if any of Tenant’s checks are returned for nonsufficient funds, or if Landlord at any time serves upon Tenant a Three Day Notioe to Pay Rent or Quit (pursuant to California Civil Code Sections 1161 et seq. or any successor or similar unlawful detainer statutes), Landlord may, at its option, require that all future rent (including any sums demanded in any subsequent three (3) day notice) be paid exclusively by money order or cashier’s check.
23. DEFAULT BY LANDLORD.
     23.1 Notice to Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform an obligation required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant to Landlord and to each Mortgagee as provided in Section 23.2, specifying the nature of the alleged default; provided, however, that if the nature of the obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same to completion.
     23.2 Notice to Mortgagees. Tenant agrees to give each mortgagee or trust deed holder on the Premises or the Center (“Mortgagee”), by registered mail, a copy of any notice of default served upon Landlord, provided that Tenant has been previously notified in writing of the address of such Mortgagee. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then the Mortgagees shall have an additional thirty (30) days within which to cure such default, or If such default cannot reasonably be cured within that time, then such additional time as may be necessary if, within said 30-day period, any Mortgagee has commenced and is diligently pursuing the remedies necessary to cure the default (including but not limited to commencement of foreclosure proceedings if necessary to affect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.
     23.3 Limitations on Remedies Against Landlord. In the event Tenant has any claim or cause of action against Landlord: (a) Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the building of which the Premises are a part, and neither Landlord nor any partner of Landlord nor any other property of Landlord shall be liable for any deficiency, (b) no partner of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord), (c) no service of process shall be made against any partner of Landlord (except as may be necessary to secure jurisdiction over the partnership), and no such partner shall be required to answer or otherwise plead to any service of process, (d) no judgment shall be taken against any partner of Landlord and any judgment taken against any partner of Landlord may be vacated and set aside at any time, and (e) no writ of execution will ever be levied against the assets of any partner of Landlord. The covenants and agreements set forth in this Section shall be enforceable by Landlord and/or by any partner of Landlord. If Landlord fails to give any consent that a court later holds Landlord was required to give under the terms of this Lease, Tenant shall be entitled solely to specific performance and such other remedies as may be specifically reserved to Tenant under this Lease, but in no event shall Landlord be responsible for monetary damages (including incidental and consequential damages) for such failure to give consent.

24. GENERAL PROVISIONS.
     24.1 Action or Defense by Tenant. Any claim, demand, right or defense of any kind by Tenant that is based upon or arises in any connection with the Lease or negotiations prior to its execution shall be barred unless Tenant commences an action thereon or initiates a legal proceeding or defense by reason thereof within one (1) year after the date of the occurrence of the event, act or omission to which the claim, demand, right or defense relates. Tenant acknowledges and understands that, after having had an opportunity to consult with legal counsel, the purpose of this paragraph is to shorten the time period within which Tenant would otherwise have to raise such claims, demands or rights of defense.
     24.2 Arbitration and Mediation; Waiver of Jury Trial. Except as provided in this Section, if any dispute ensues between Landlord and Tenant arising out of or concerning this Lease, and if said dispute cannot be settled through direct discussions between the parties, the parties shall first to attempt to settle the dispute through mediation before a mutually acceptable mediator. The cost of mediation shall be divided equally between the parties. Thereafter, any remaining, unresolved disputes or claims shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The prevailing party in any such arbitration shall be entitled to recover reasonable costs and attorneys’ fees and costs as determined by the arbitrator; provided, however, that the foregoing provisions regarding mediation and arbitration shall not apply to (a) any issue or claim that might property be adjudicated in an unlawful detainer proceeding, or (b) to any issue or claim that Landlord elects not to have resolved through arbitration and with respect to which Landlord commences an action in law or equity to determine the same. Without limiting the foregoing, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim (including any claim of injury or damage and any emergency and other statutory remedy in respect thereof) brought by either against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises.
     24.3 Attorneys’ Fees. If either party brings any legal action or proceeding, declaratory or otherwise, arising out of this Lease, including any suit by Landlord to recover rent or possession of the Premises or to otherwise enforce this Lease, the losing party shall pay the prevailing party’s costs and attorneys’ fees and costs incurred in such proceeding. If Landlord issues notice(s) to pay rent, notice(s) to perform covenant, notice(s) of abandonment, or comparable documents as a result of Tenant’s default under this Lease, and if Tenant cures such default, Tenant shall pay to Landlord the reasonable costs incurred by Landlord, including Landlord’s attorneys’ fees and costs, of preparation and delivery of same.
     24.4 Authority of Tenant. Tenant represents and warrants that it has full power and authority to execute and fully perform its obligations under this Lease pursuant to its governing instruments, without the need for any further action, and that the person(s) executing this Agreement on behalf of Tenant are the duly designated agents of Tenant and are authorized to do so. Prior to execution of this Lease, Tenant shall supply Landlord with such evidence as Landlord may request regarding the authority of Tenant to enter into this Lease. Any actual or constructive taking of possession of the Premises by Tenant shall constitute a ratification of this Lease by Tenant.
     24.5 Binding Effect. Subject to the provisions of Article 18 restricting transfers by Tenant and subject to Section 24.27 regarding transfer of Landlord’s interest, all of the provisions of this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
     24.6 Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this transaction other than those described in the Basic Lease Provisions (if any), and it knows of no other real estate broker or agent who is entitled to a commission in connection with this transaction. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any obligation or liability to pay any commission or compensation to any other party arising from the act or agreement of Tenant. Tenant’s Broker (identified in Section 1.11) shall receive a commission of four percent (4%) based upon the Minimum Monthly Rent. Such commission shall be payable by Landlord as follows: fifty percent (50%) to be paid upon full execution of this Lease and fifty-percent (50%) to be paid on the Commencement Date.
     24.7 Construction. The headings and captions used in this Lease are for convenience only and are not a part of the terms and provisions of this Lease. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant, its subtenants and assigns and their respective agents, employees, contractors, and invitees, and any others using the Premises with Tenant’s express or implied permission. Any use in this Lease, or in any addendum, amendment or other document related hereto, of the terms “lessor” or “lessee” to refer to a party to this Lease shall be deemed to be references to Landlord and Tenant, respectively.
     24.8 Counterparts. This Lease may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one Lease binding on all parties after all parties have signed such a counterpart.
     24.9 Covenants and Conditions. Each provision to be performed by Tenant shall be deemed to be both a covenant and a condition.
     24.10 Entire Agreement. This Lease, together with all exhibits and addenda, if any, attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no oral or written agreements or representations between the parties hereto affecting this Lease, and this Lease supersedes, cancels, and merges any and all previous verbal or written negotiations, arrangements, representations, brochures, displays, models, photographs, renderings, floor plans, elevations, projections, estimates, agreements and understandings if any, made by or between Landlord and Tenant and their agents, with respect to the subject matter, and none thereof shall be used to interpret, construe, supplement or contradict this Lease. This Lease, and all amendments thereto, is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. There are no other representations or warranties between the parties, and all reliance with respect to representations is solely based upon the representations and agreements contained in this Lease.
     24.11 Exhibits. All exhibits, addenda and riders attached or referred to herein are hereby incorporated herein by reference.
     24.12 Financial Statements. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably requested by Landlord to verify the financial condition of Tenant, or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any proposed or actual lender or purchaser of the Premises designated by Landlord any financial statements required by such party to facilitate the sale, financing or refinancing of the Premises, including the past three (3) years’ financial statements. Tenant represents and warrants to Landlord that: (a) each such financial statement is a true and accurate statement as of the date of such statement; and (b) at all times during the Lease term or any extension thereof, Tenant’s net worth shall not be reduced below Tenant’s net worth as of the date of execution of this Lease. Tenant agrees to provide audited financial statements to Landlord or to any proposed or actual lender or purchaser of the Premises designated by Landlord to the extent they are available. If audited financial statements are unavailable, Tenant shall provide financial statements signed by Tenant’s accountant or an officer of Tenant warranting the veracity of the contents of the statements. Landlord shall take reasonable precautions to protect the confidentiality of such financial statements. Tenant hereby irrevocably authorizes Landlord to conduct credit checks and other investigations into Tenant’s financial affairs.

     24.13 Force Majeure. If Landlord is delayed in performing any of its obligations hereunder due to strikes; labor problems; inability to procure utilities; materials; equipment or transportation; governmental regulations; weather conditions; riots, insurrection, or war; or other events beyond Landlord’s control; then the time for performance of such obligation shall be extended to the extent reasonably necessary as a result of such event.
     24.14 Governing Law. This Lease shall be governed, construed and enforced in accordance with the laws of the State of California. Unless otherwise agreed by the parties, should either party institute legal action to enforce any obligation contained in this Lease, it is agreed that the proper venue of such suit or action shall be in the Superior Court of California, San Diego County.
     24.15 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant, each of them is jointly and severally liable for all of the obligations of Tenant hereunder.
     24.16 Modification. The provisions of this Lease may not be modified or amended, except by a written instrument signed by all parties.
     24.17 Modification for Lender. If, in connection with (a) Landlord obtaining financing or refinancing for the Premises or the Center, Landlord’s lender requests reasonable modifications to this Lease, or (b) Tenant obtaining financing for its business, each party will not unreasonably withhold or delay its consent thereto, provided that such modifications do not increase the obligations of the other party hereunder or materially and adversely affect the other party’s rights hereunder.
     24.18 Nondiscrimination. Tenant for itself and its officers, directors, shareholders, partners, principals, employees, agents, representatives, and other related entities and individuals, agrees to comply fully with any and all laws and other requirements prohibiting discrimination against any person or group of persons on account of race, color, religion, creed, sex, marital status, sexual orientation, national origin, ancestry, age, physical handicap or medical condition, in the use occupancy or patronage of the Premises and/or of Tenant’s business. Tenant shall indemnify, defend and hold Landlord and Landlord’s officers, directors, shareholders, partners, principals, employees and agents, and their respective successors and assigns, harmless from and against all damage and liability incurred by Landlord in the event of any violation of the foregoing covenant or because of any event of or practice of discrimination against any such persons or group of persons by Tenant or its officers, directors, shareholders, partners, principals, employees, agents, representatives, and other related entities and individuals in accordance with the indemnification provisions of Article 13.
     24.19 Notice. Any and all notices to either party shall be personally delivered or sent by regular mail, postage prepaid, addressed to the party to be notified at the address specified in Section 1.1, or at such other address as such party may from time to time designate in writing. Notice shall be deemed delivered on the date of personal delivery or three (3) business days after deposit in the U.S. Mail, certified, return receipt requested.
     24.20 Partial Invalidity. If any provision of this Lease is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby. Each provision shall be valid and enforceable to the fullest extent permitted by law.
     24.21 Quiet Enjoyment. Provided that Tenant has fulfilled its obligations to pay rent and perform all other terms, covenants and conditions on its part to be performed under this Lease, Landlord agrees that Tenant may quietly have, hold and enjoy the Premises from and after Landlord’s delivery of the Premises to Tenant and until the end of the Lease Term; subject, however, to the lien and provisions of any mortgage or deed of trust to which this Lease is or becomes subordinate.
     24.22 Recording. Tenant shall not record this Lease or any memorandum hereof without Landlord’s prior written consent. As a condition of providing its consent, Landlord, in its sole discretion, may require that Tenant execute a release or other applicable documentation to be recorded at the expiration of the Lease Term to reflect the termination of Tenant’s tenancy of the Premises.
     24.23 Relationship of the Parties. Nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, principal-agent, or employer-employee relationship between Landlord and any other person or entity (including, without limitation, Tenant) or as causing Landlord to be responsible in any way for the debts or obligations of such other person or entity.
     24.24 Relocation of Tenant. Intentionally Omitted.
     24.25 Rights of Redemption Waived. Tenant hereby expressly waives any and all rights of redemption under any present or future laws in the event Tenant is evicted or dispossessed for any cause, or in the event Landlord obtains possession of the Premises by reason of Tenant’s violation of any of the covenants and conditions of this Lease or otherwise.
     24.26 Time of Essence. Time is of the essence of each and every provision of this Lease.
     24.27 Transfer of Landlord’s Interest. In the event of a sale, assignment, exchange or other disposition of Landlord’s interest in the Premises, other than a transfer for security purposes only, Landlord shall be relieved of all obligations and liabilities accruing hereunder after the effective date of said sale, assignment, exchange or other disposition, provided that any Security Deposit or other funds then held by Landlord in which Tenant has an interest are delivered to Landlord’s successor. The obligations to be performed by Landlord hereunder shall be binding on Landlord’s successors and assigns only during their respective periods of ownership.
     24.28 Waiver. No provision of this Lease or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed. A waiver of any such breach shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision. No delay or omission by either party in exercising any of its remedies shall impair or be construed as a waiver thereof, unless such waiver is expressly set forth in a written instrument signed by the party against whom the waiver is asserted. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.
THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND/OR SIGNATURE BY TENANT IS NOT A COMMITMENT BY LANDLORD OR ITS AGENTS TO RESERVE THE PREMISES OR TO LEASE THE PREMISES TO TENANT. THIS LEASE SHALL BECOME EFFECTIVE AND LEGALLY BINDING ONLY UPON FULL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT. UNTIL LANDLORD DELIVERS A FULLY EXECUTED COUNTERPART HEREOF TO TENANT, LANDLORD HAS THE RIGHT TO OFFER AND TO LEASE THE PREMISES TO ANY OTHER PERSON TO THE EXCLUSION OF TENANT.

Signatures Continue on Following Page
EXECUTED, by Landlord and Tenant as of the date first written above.
LANDLORD:

CREST PARTNERS-POWAY ONE DANIELSON, LLC, a California limited liability company
By:	[ILLEGIBLE]
Its:

By:	[ILLEGIBLE]
TENANT:

NEXUS BIOSYSTEMS, INC., a California limited liability company
By:	[ILLEGIBLE]
Its:	V.P. Operations

By:
Its:

Federal Tax ID #: 20-3347265

EXHIBIT “A”
FLOOR PLAN OF PREMISES;
DESCRIPTION OF CENTER
14100 DANIELSON STREET, POWAY, CA 92064;

EXHIBIT “A-1”
14100 DANIELSON STREET, POWAY, CA 92064;
LOCATION OF DEMISING WALL

EXHIBIT “B”
RULES AND REGULATIONS
The following Rules and Regulations shall apply to the Center. Tenant agrees to comply with the same and to require its agents, employees, contractors, customers and invitees to comply with the same. Landlord shall have the right from time to time to amend or supplement these Rules and Regulations, and Tenant agrees to comply, and to require its agents, employees, contractors, customers and invitees to comply, with such amended or supplemented Rules and Regulations, provided that (a) notice of such amended or supplemental Rules and Regulations is given to Tenant, and (b) such amended or supplemental Rules and Regulations apply uniformly to all tenants of the Center. If Tenant or its subtenants, employees, agents, or invitees violate any of these Rules and Regulations, resulting in any damage to the Center or increased costs of maintenance of the Center, or causing Landlord to incur expenses to enforce the Rules and Regulations, Tenant shall pay all such costs to Landlord. In the event of any conflict between the Lease and these or any amended or supplemental Rules and Regulations, the provisions of the Lease shall control.
1.	Tenant shall be responsible at its sole cost for the removal of all of Tenant’s refuse or rubbish. All garbage and refuse shall be disposed of outside of the Premises, shall be placed in the kind of container specified by Landlord, and shall be prepared for collection in the manner and at the times and places specified by Landlord. If Landlord provides or designates a service for picking up refuse and garbage, Tenant shall use the same at Tenant’s sole cost. Tenant shall not burn any trash or garbage of any kind in or about the Premises. If Landlord supplies janitorial services to the Premises, Tenant shall not, without Landlord’s prior written consent, employ any person or persons other than Landlord’s janitorial service to clean the Premises.

2.	No aerial, satellite dish, transceiver, or other electronic communication equipment shall be erected on the roof or exterior walls of the Premises, or in any other part of the Center, without Landlord’s prior written consent. Any aerial, satellite dish, transceiver, or other electronic communication equipment so installed without Landlord’s prior written consent shall be subject to removal by Landlord without notice at any time and without liability to Landlord.

3.	No loudspeakers, televisions, phonographs, radios, or other devices shall be used in a manner so as to be heard or seen outside of the Premises without Landlord’s prior written consent. Tenant shall conduct its business in a quiet and orderly manner so as not to create unnecessary or unreasonable noise. Tenant shall not cause or permit any obnoxious or foul odors that disturb the public or other occupants of the Center. If Tenant operates any machinery or mechanical equipment that causes noise or vibration that is transmitted to the structure of the Building, or to other parts of the Center, to such a degree as to be objectionable to Landlord or to any other occupant of the Center, Tenant shall install and maintain, at Tenant’s expense, such vibration eliminators or other devices sufficient to eliminate the objectionable noise or vibration.

4.	Tenant shall keep the outside areas immediately adjoining the Premises clean and free from dirt, rubbish, pallets and other debris to the satisfaction of Landlord. If Tenant fails to cause such outside areas to be maintained as required within twelve (12) hours after verbal notice that the same do not so comply, Tenant shall pay a fee equal to the greater of Fifty Dollars ($50.00) or the costs incurred by Landlord to clean up such outside areas.

5.	Tenant shall not store any merchandise, inventory, equipment, supplies, finished or semi-finished products, raw materials, or other articles of any nature outside the Premises (or the building constructed thereon if the Premises includes any outside areas) without Landlord’s prior written consent.

6.	Tenant and Tenant’s subtenants, employees, agents, or invitees shall park only the number of cars allowed under the Lease and only in those portions of the parking area designated for that purpose by Landlord. Upon request by Landlord, Tenant shall provide the license plate numbers of the cars of Tenant and Tenant’s employees in order to facilitate enforcement of this regulation. Tenant and Tenant’s employees shall not store vehicles or equipment in the parking areas, or park in such a manner as to block any of the accessways serving the Center and its occupants.

7.	The Premises shall not be used for lodging, sleeping, cooking, or for any immoral or illegal purposes, or for any purpose that will damage the Premises or the reputation thereof. Landlord reserves the right to expel from the Center any person who is intoxicated or under the influence of liquor or drugs or who shall act in violation of any of these Rules and Regulations. Tenant shall not conduct or permit any sale by auction on the Premises. No video, pinball, or similar electronic game machines of any description shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

8.	Neither Tenant nor Tenant’s employees or agents shall disturb, solicit, or canvas any occupant of the Center, and Tenant shall take reasonable steps to discourage others from doing the same.

9.	Tenant shall not keep in, or allow to be brought into, the Premises or Center any pet, bird or other animal, other than “seeing-eye” dogs or other animals under the control of and specifically assisting any disabled person.

10.	The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be disposed of therein. The expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant. Tenant shall not waste or use any excessive or unusual amount of water.

11.	Tenant shall use, at Tenant’s cost, such pest extermination contractor as Landlord may direct and at such intervals as Landlord may require.

12.	Tenant will protect the carpeting from undue wear by providing carpet protectors under chairs with casters, and by providing protective covering in carpeted areas where spillage or excessive wear may occur.

13.	Tenant shall be responsible for repair of any damage caused by the moving of freight, furniture or other objects into, within, or out of the Premises or the Center. No heavy objects (such as safes, furniture, equipment, freight, etc.) shall be placed upon any floor without Landlord’s prior written approval as to the adequacy of the allowable floor loading at the point where the objects are intended to be moved or stored. Landlord may specify the time of moving to minimize any inconvenience to other occupants of the Center. If the Building is equipped with a freight elevator, all deliveries to and from the Premises shall be made using the freight elevator during the time periods specified by Landlord, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate.

14.	The sash doors, sashes, windows, glass doors, lights and skylights that reflect or admit light into the building shall not be covered or obstructed. Landlord shall have the right to specify the type of window coverings that may be installed, at Tenant’s expense. Tenant shall not mark, drive nails, screw or drill into, paint, or in any way deface any surface or part of the building. Notwithstanding the foregoing, Tenant may hang pictures, blackboards, or similar objects, provided Tenant repairs and repaints any nail or screw holes, and otherwise returns the premises to the condition required under the Lease and the expiration or earlier termination of the Lease Term. The expense of repairing any breakage, stoppage, or damage resulting from a violation of this rule shall be borne by Tenant. Tenant shall not be entitled to install any exterior window coverings without Landlord’s prior written approval.

15.	Tenant shall be required to comply with all legal requirements and obtain any necessary permits in accordance with Section 15.2 of this Lease for any and all electrical work performed by Tenant at the Premises. Tenant shall be required to obtain Landlord’s prior written consent for any electrical work to the Premises over Five Thousand Dollars ($5,000).

16.	If Tenant’s use of the Premises involves the sale and/or preparation of food, Tenant shall at all times maintain a health department rating of “A” (or such other highest health department or similar rating as is available). Any failure by Tenant to maintain such “A” rating twice in any twelve (12) month period shall, at the election of Landlord, constitute a noncurable Event of Default under the Lease.

17.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

18.	Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

19.	If Tenant occupies any air-conditioned space, Tenant shall keep entry doors opening onto corridors, lobby or courtyard closed at all times. All truck and loading doors shall be closed at all times when not in use.

20.	Tenant shall not paint any floor of the Premises without Landlord’s prior written consent. Prior to surrendering the Premises upon expiration or termination of the Lease, Tenant shall remove any paint or sealer therefrom (whether or not previously permitted by Landlord) and restore the floor to its original condition as of the Commencement Date, reasonable wear and tear excepted. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord.

[ILLEGIBLE]
Tenant’s Initials

EXHIBIT “C”
SIGN CRITERIA
All proposed signs must be submitted to the Property Manager for approval prior to installation. For information regarding the signage, please contact:
Jelita Mayville
Property Manager
Asset Management Group
11750 Sorrento Valley Road
San Diego, CA 92121
(858) 481-7767

[ILLEGIBLE]
Tenant’s Initials

ADDENDUM TO STANDARD INDUSTRIAL LEASE
(NEXUS Biosystems, Inc., a Delaware corporation)
     This Addendum to Standard Industrial Lease (the “Addendum”) is attached to and forms a part of that certain Standard Industrial Lease (the “Lease”), dated for reference purposes only as of May 31, 2010, and entered into by and between Crest Partners-Poway One Danielson, LLC, a California limited liability company (“Landlord”), and NEXUS Biosystems, Inc., a Delaware corporation (“Tenant”),
     In the event of any conflict between this Addendum and the Lease, the terms and provisions of this Addendum shall control. Except as specifically amended below, all terms and provisions of the Lease shall remain in full force and effect.
25. Minimum Monthly Rent. The Minimum Monthly Rent shall be $43,936.10, per month, for the first Lease Year (i.e., from August 1, 2010, through July 31, 2011). Thereafter, the Minimum Monthly Rent shall be increased on the first day of the second Lease Year and each Lease Year thereafter, by a fixed three percent (3%), per annum. Tenant shall only be required to pay one-half (1/2) of the Minimum Monthly Rent for the Premises during the 13 th, 18th, 25th, 37th, and 49th months of the Lease Term. Tenant shall be required to pay all other monetary obligations for the Premises, in full, during the foregoing months, including without limitation, Tenant’s pro rata share of Operating Costs, Real Property Taxes, and insurance charges. The Minimum Monthly Rent for the Premises during the Lease Term shall be as follows:

First Lease Year:

August 1, 2010—July 31, 2011:	$43,936.10, per month

Second Lease Year:

August 1, 2011 — August 31, 2011:	$22,627.09
September 1, 2011 — December 31, 2011:	$45,254.18, per month
January 1, 2012—January 31, 2012:	$22,627.09
February 1, 2012—July 31, 2012:	$45,254.18, per month

Third Lease Year:

August 1, 2012—August 31, 2012:	$23,305.90
September 1, 2012 — July 31, 2013:	$46,611.80, per month

Fourth Lease Year:

August 1, 2013 — August 31, 2013:	$24,005.08
September 1, 2013 — July 31, 2014:	$48,010.16, per month

Fifth Lease Year:

August 1, 2014 —August 31, 2014:	$24,725.23
September 1, 2014 — July 31, 2015:	$49,450.47, per month
26. Use of Premises Prior to Commencement Date.
     26.1 Satisfaction of Conditions.
     The Lease provides for Tenant to lease the Premises, consisting of approximately 67,594 Rentable Square Feet in the western portion of the Building, beginning on the Commencement Date (i.e., August 1, 2010). Provided that certain conditions have been satisfied (as hereinafter stated), Tenant shall be entitled to use the Premises for storage purposes and to set-up its machinery and personal property prior to the Commencement Date, as specifically provided in Section 26.2 below. The conditions are as follows: (1) the Lease must be fully executed by Landlord and Tenant, (2) Tenant must pay Landlord the Security Deposit specified in Section 1.6 of the Lease, (3) Tenant must provide Landlord with proof of insurance per the terms and conditions specified in Section 9, and (4) Tenant must pre-pay $27,600.00 (the “Move-In Sum”) for its use of the Premises from June 1, 2010, through July 31, 2010, as itemized in Sections 26.2.1 below (collectively, the “Conditions”), provided however that if Tenant takes possession of the Premises after June 1, 2010, the pro rated portion of the Move-In Sum for the period commencing June 1, 2010 up to the date Tenant takes possession of the Premises (which shall in no event be later than the Commencement Date), shall be applied as a

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partial credit to Minimum Monthly Rent due for August 2010. Tenant shall not be entitled to take possession of the Premises, or any part thereof, unless and until the Conditions have been fully satisfied.
     26.2 Storage Use.
     June 1, 2010 — July 31, 2010:
     26.2.2 Provided that the Conditions have been satisfied in full, Tenant shall be entitled to use 20,000 Rentable Square Feet within the Premises for storage and moving/set-up purposes, from June 1, 2010, through and including July 31, 2010. Tenant shall use the space in its as-is condition in accordance with Section 12 of the Lease. Landlord shall have no responsibility to improve, repair, or otherwise modify the space for Tenant in any manner whatsoever. Except as provided herein, Tenant’s use of the space shall be subject to all terms and conditions of the Lease. Upon full execution of this Lease. Tenant shall pay Minimum Monthly Rent and its share of Operating Costs, Real Property Taxes, and insurance charges for the 20,000 RSF for June and July 2010, in the aggregate amount of $27,600 (i.e., $0.69/RSF x 20,000 RSF x 2 mos.). Payment shall be made by Tenant per the terms and conditions stated in the Lease. While Tenant is paying to use a portion of the Premises, from June 1, 2010, through July 31, 2010, as provided in Sections 26.2.1 of this Addendum, Tenant shall be entitled to use the remaining Premises during that timeframe (at no charge to Tenant) to facilitate the move-in process. Commencing on August 1, 2010, Tenant shall be entitled to use the entire Premises for its business operations, in accordance with the terms and conditions of the Lease.
27. “As-Is, Where-Is” Condition. Pursuant to Section 12 of the Lease, Tenant shall take possession of the Premises in its current, “as-is, where-is” condition. Landlord makes no representations or warranties regarding the condition or state of the Premises. Notwithstanding the foregoing, in the event that Tenant provides written notice to Landlord of any material defect in the Building and Building Systems (including all base mechanical, electrical, plumbing, and HVAC systems) prior to September 1, 2010, Landlord shall repair the same at Landlord’s cost and expense. Any additional maintenance and repairs shall be governed by Article 7 of the Lease. By taking possession of the Premises, Tenant shall be deemed to have fully accepted the condition and state of the Premises in accordance with Section 12 of the Lease. All current amenities and improvements located within the Premises (including, without limitation, any office build-outs, furniture, power distribution, warehouse racking, and inventory cages) shall remain within the Premises, unless otherwise provided in any tenant improvement plans submitted by Tenant in accordance with Article 15 of the Lease. As indicated in Section 1.2 of the Lease, the Premises will be separated from the eastern portion of the Building by a demising wall Landlord shall keep the existing demising wall in the back area of the Building and shall construct the remaining portion of the demising wall at the location indicated in Exhibit “A-1.” Landlord shall construct the remaining portion of the demising wall, at its sole expense, prior to the Commencement Date of the Lease. Landlord agrees to provide separately metered utilities for the Premises, at Landlord’s sole cost, as part of the demising wall installation.
28. Tenant Improvements. Landlord shall provide Tenant with an allowance, up to a maximum of One Hundred Thousand Dollars ($100,000,00), to pay for improvement costs to the Premises (“Tenant Improvement Allowance”). Tenant shall be required to comply with the terms and provisions of Article 15 of the Lease in making any such improvements. Prior to the commencement of any improvements by Tenant, at Landlord’s election, Landlord and Tenant shall negotiate a work letter agreement in good faith to define the manner, method, and scope of completing the proposed improvements and the parties’ responsibilities during the improvement process. Landlord shall reimburse Tenant for Tenant’s improvement costs within thirty (30) days of the following terms and conditions being satisfied: (1) Landlord has inspected and approved the improvements made by Tenant, (2) Tenant has provided copies of invoices and proof of payment of the improvements to Landlord, and (3) Tenant has provided Landlord with unconditional lien releases, if applicable. In the event that the actual costs of completing such improvements are less than the Tenant Improvement Allowance, Tenant shall only be entitled to that portion of the Tenant Improvement Allowance required for the improvement costs. The Tenant Improvement Allowance shall only be used for the completion of any necessary improvements and cabling. In no event shall such amounts be applied toward any of Tenant’s furniture, fixtures, furnishings, personal property, signs, or any monetary obligations of Tenant under the Lease. The cost of any and all improvements in excess of the Tenant Improvement Allowance shall be Tenant’s sole responsibility.

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29. Option to Extend.
     29.1 Conditions for Exercising Option.
     Provided that there has never been an un-cured default under the Lease by Tenant (monetary or otherwise) (as discussed below), Tenant shall have the option to extend the term of the Lease (the “Option to Extend”) for one (1) additional period of five (5) years, commencing on the day after the Expiration Date (the “Option Term”), upon all of the terms and conditions of this Lease, other than the Minimum Monthly Rent, which shall be determined as described below. The Option to Extend must be exercised, if at all, by Tenant giving Landlord written notice of the exercise thereof (in accordance with Section 24.19 of the Lease) no more than twelve (12) months and no less than nine (9) months prior to the expiration of the Lease Term. Any failure of Tenant to give due notice of its exercise of the Option to Extend within the required time shall constitute an irrevocable election on the part of Tenant not to exercise the Option to Extend, and this Lease shall expire at the end of the Lease Term. Tenant shall have no other right to extend the Lease Term beyond the Option Term described herein. Notwithstanding anything set forth herein to the contrary, if on the date of giving the notice or the date the Option Term is to commence, there exists any Event of Default (monetary or non-monetary) on the part of Tenant under this Lease, Tenant’s notice shall be deemed ineffective, the Option Term shall not commence and this Lease shall expire as scheduled. In addition, any due exercise of Tenant’s Option to Extend hereunder shall be voidable by Landlord if, at any time prior to such exercise or prior to the date the Option Term is to commence, Landlord had given a notice of default to Tenant under Section 21 of the Lease and Tenant thereafter failed to cure such default within the applicable cure period (regardless of whether such cure period expires before or after the commencement of the Option Term). Tenant’s right to exercise the Option to Extend shall be subject to Landlord’s review and approval of Tenant’s financial statements at the time that Tenant provides notice of its intent to exercise such right.
     29.2 Minimum Monthly Rent.
     The Minimum Monthly Rent during the first year of the Option Term shall be the “Fair Market Rental Value” of the Premises, as defined below; provided, however, that the “Fair Market Rental Value” shall be no more than $1.25/RSF plus Tenant’s share of Operating Costs, Real Property Taxes, and insurance charges. There shall be no cap on the Real Property Taxes upon commencement of the Option Term.
     Upon exercise of the Option to Extend, Landlord and Tenant shall, in good faith, attempt to reach a mutually acceptable Fair Market Rental Value of the Premises and consequent Minimum Monthly Rent for the Option Term. If Landlord and Tenant cannot agree upon the Fair Market Rental Value within thirty (30) business days of Tenant’s exercise of the Option to Extend, then within ten (10) days thereafter, Landlord and Tenant shall each select and notify the other of the name of an “Evaluator,” who, for purposes of this Section, shall be an independent and impartial real estate professional (such as a licensed real estate agent) having more than ten (10) years’ experience in the leasing of space comparable to the Premises. If either party shall fail to appoint an Evaluator, the Evaluator appointed by the other party shall solely determine the Fair Market Value of the Premises. Each Evaluator shall promptly proceed to select a third Evaluator, who shall have the aforesaid qualifications of an Evaluator. Such third Evaluator shall determine the Fair Market Rental Value of the Premises and shall deliver to both Landlord and Tenant a copy of such determination within thirty (30) days after his or her appointment as the third Evaluator. The parties agree that the third Evaluator’s determination as aforesaid shall be considered as the Fair Market Rental Value of the Premises and shall be conclusive and binding upon Landlord and Tenant. If the original two Evaluators shall fail to agree upon the selection of a third Evaluator, the same shall be designated by the president of the San Diego Board of Realtors, or any successor organization thereto. Landlord and Tenant shall each pay any fees of their own Evaluator and shall share equally the fees of the third Evaluator, if any.
As used herein, the term “Fair Market Rental Value” shall mean the rent for buildings of similar type, quality and size in the City of Poway that a willing comparable tenant would pay to a willing landlord, neither of whom is compelled to rent, at arms length, on all of the terms and conditions of the Lease (other than the Minimum Monthly Rent, which is to be determined pursuant to this Section). In determining the Fair Market Rental Value, it shall be assumed that Landlord has fully paid any and all leasing costs (including without limitation tenant improvement costs, leasing commissions and tenant concessions), that might be prevalent in the marketplace. The determination of Fair Market Rental Value shall also include any appropriate adjustments over the term of the Option Term in the Minimum Monthly Rent based on the cost of living or otherwise, and without regard to any leasing costs such as tenant improvement costs, leasing commissions and tenant concessions, that might be prevalent in the marketplace.

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30. Right of First Offer. Tenant shall have the right to send Landlord a notice (“Request Notice”) advising Landlord that Tenant is interested in possibly leasing additional space within the eastern portion of the Building. Within ten (10) days of receipt of a Request Notice, Landlord shall promptly notify Tenant of when and what space is or will be so available within the next six (6) months (“Advice Space”). Tenant shall thereupon have the right to make an offer to lease all or any part of such Advice Space (“ROFO”), unless: (1) Tenant is in default under the terms of this Lease; or (2) the Advice Space is not in a rentable configuration. Tenant shall exercise its ROFO by notifying Landlord, within ten (10) days after Tenant’s receipt of the notice of availability of the Advice Space, of its desire to lease certain Advice Space within the Building. Thereafter, Landlord and Tenant shall negotiate the terms of a separate lease of the Advice Space, in good faith. If Landlord and Tenant reach mutually agreeable terms for a lease of the Advice Space, the offer to lease on such terms shall be subject to any senior rights of first offer or rights of first refusal in such Advice Space. If Landlord and Tenant cannot reach an agreement on terms, then Landlord may freely negotiate with or lease the Advice Space to any other party.
31. Operating Costs. “Operating Costs” shall not include the following:
          i. Any expenses as to which Landlord is otherwise reimbursed by any third party, other tenant (except by way of operating expense pass-throughs), or by insurance proceeds;
          ii. Corporate Overhead – Except for allowable management fees, all costs associated with the operation of the business of the entity which constitutes “Landlord” or “Landlord’s managing agent” (as distinguished from the costs of the operations of the Building/Center) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative, risk management, and corporate and/or partnership accounting and legal costs, mortgages, debt costs or other financing charges, asset management fees, administrative fees, any costs that would normally be considered included in a management fee (e.g., property accounting charges, local area network (“LAN”) and wide area network (“WAN”) charges, travel expenses for company meetings or training, etc.), placement/recruiting fees/costs for employees whether they are assigned to the Building/Center or not, employee training programs, real estate licenses and other industry certifications, health/sports club dues, employee parking and transportation charges, tickets to special events, costs of any business licenses regardless if such costs are considered a form of Real Property Tax, costs of defending any lawsuits, costs (including legal fees) of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interests in the Building/Center, bad debt loss, rent loss or any reserves thereof, and costs (including legal fees) incurred in connection with any disputes between Landlord and/or Landlord’s management agent and their employees, tenants or occupants, and providers of goods and services to the Building/Center;
          iii. Leasing – Any cost relating to the marketing, solicitation, negotiation and execution of leases of space in the Building/Center, including without limitation, promotional and advertising expenses, commissions, finders fees, and referral fees, accounting, legal and other professional fees and expenses relating to the negotiation and preparation of any lease, license, sublease or other such document, costs of design, plans, permits, licenses, inspection, utilities, construction and clean up of tenant improvements to the Premises or the premises of other tenants or other occupants, the amount of any allowances or credits paid to or granted to tenants or other occupants of any such design or construction, and all other costs of alterations of space in the Building/Center leased to or occupied by other tenants or occupants;
          iv. Executive / Unrelated – Wages, salaries, fees, fringe benefits, and any other form of compensation paid to any executive employee of Landlord and/or Landlord’s managing agent above the grade of Building Manager as such term is commonly understood in the property management industry, provided, however, all wages, salaries and other compensation otherwise allowed to be included in Operating Costs shall also exclude any portion of such costs related to any employee’s time devoted to other efforts unrelated to the maintenance and operation of the Building/Center;
          v. Ground Lease – Any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Building/Center;
          vi. Office and Parking Charges – Any office rental and any parking charges, either actual or not, for the Landlord’s and/or Landlord’s managing agent’s management, engineering, maintenance, security, parking or other vendor personnel;
          vii. Building Codes/ADA – Any cost incurred in connection with upgrading the Building/Center to comply with insurance requirements, life safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including without limitation the

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Americans With Disabilities Act (or similar laws, statutes, ordinances or rules imposed by the State, County, City, or other agency where the Building/Center is located), including penalties or damages incurred as a result of non-compliance, but excluding any costs necessary to remediate any noncompliance triggered by Tenant’s use and occupation of the Premises;
          viii. Reimbursements — Any cost of any service or items sold or provided to tenants or other occupants to the extent that Landlord or Landlord’s managing agent has been reimbursed by such tenants or other occupants for such service or has been reimbursed by insurance or otherwise compensated by parties other than tenants of the Building/Center (except as recoupment of operating expenses), to include replacement of any item covered by a warranty to the extent of the warranty coverage;
          ix. Benefits to Others — Expenses in connection with services or other benefits which are provided to another tenant or occupant of the Building/Center and which do not benefit Tenant, provided that Operating Costs incurred for the maintenance and repair of Common Facilities shall be deemed to benefit Tenant;
          x. Other Taxes — Landlord’s gross receipts taxes for the Building/Center (except to the extent that such taxes are a substitute for ad valorem real property taxes), personal and corporate income taxes, inheritance and estate taxes, franchise and gift taxes, and all other Real Property Taxes relating to a period payable or assessed outside the term of the Lease;
          xi. Special Assessment — Any new special assessments or special taxes initiated as a means of financing improvements to the Building/Center thereof which are levied after the date of this Lease;
          xii. Advertising/Promotion/Gifts — All advertising and promotional costs including any form of entertainment expenses, dining expenses, any costs relating to tenant or vendor relation programs including flowers, gifts, luncheons, parties, and other social events but excluding any cost associated with life safety information services;
          xiii. Fines & Penalties — Any fines, costs, late charges, liquidated damages, penalties, tax penalties or related interest charges, imposed on Landlord or Landlord’s managing agent, except to the extent that such fines and penalties result from Tenant’s use or occupancy of the Premises;
          xiv. Contributions/Dues/Subscriptions — Any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations, as well as the cost of any newspaper, magazine, trade or other subscriptions, excepting the Building’s/Center’s annual membership dues in the local Building Owners and Managers Association (“BOMA”);
          xv. Art — Costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings, fountains or other objects of art or the display of such items;
          xvi. Concessionaires — Any compensation or benefits paid to or provided to clerks, attendants or other persons in commercial concessions operated by or on behalf of the Landlord;
          xvii. Other Insurance — Any increase in the cost of Landlord’s insurance caused by a specific use of another tenant or by Landlord;
          xxvii. Reserves — Any reserves for capital improvements;
          xviii. Costs directly resulting from the gross negligence, willful misconduct or breach of law or ordinance by Landlord, its employees, agents, contractors or employees; and
Signatures Continue on Following Page

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EXECUTED, by Landlord and Tenant as of the date first written above
LANDLORD:
CREST PARTNERS-POWAY ONE DANIELSON, LLC, a California limited liability company

By:	[ILLEGIBLE]
Title: [ILLEGIBLE]

By:	[ILLEGIBLE]
Title: V. P.

TENANT: NEXUS BIOSYSTEMS. INC., a Delaware corporation
By:	[ILLEGIBLE]
Title: V.P. Operations

By:
Title:

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